UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OccuLogix, Inc.
___________________________________________________________________________________________________________________________________________
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__________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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OCCULOGIX, INC.
_____________________________________

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2007
_______________________________________

                NOTICE IS HEREBY GIVEN THAT the 2007 annual meeting of the stockholders of OccuLogix, Inc. (the “Company”) will be held on June 29, 2007 at 8:30 a.m. Eastern Daylight Savings Time at the IVEY, ING Leadership Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario, for the following purposes:

                 1.  To elect seven directors for the ensuing year;

                 2.  To ratify the selection of Ernst & Young LLP by the audit committee of the Company’s board of directors (the “Board of Directors”) as independent auditors of the Company for the fiscal year ending December 31, 2007;

                 3.  To approve the proposed increase in the share reserve under the Company’s 2002 Stock Option Plan (the “2002 Stock Option Plan”) by 2,000,000, from 4,456,000 to 6,456,000, as more fully described in the accompanying proxy statement;

                 4.  To approve certain additional amendments to the 2002 Stock Option Plan, as more fully described in the accompanying proxy statement; and

                 5.  To transact such further business as may properly come before the annual meeting or any adjournment thereof.

 The Board of Directors has fixed the close of business on May 4, 2007 as the record date for determining the Company’s stockholders entitled to notice of, and to vote at, the annual meeting.

 Management of the Company is soliciting the enclosed proxy. Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the annual meeting. The accompanying proxy statement is deemed to be incorporated by reference in, and to form part of, this notice.

 The Board of Directors recommends that you vote FOR each of the above proposals.

                                                                      By Order of the Board of Directors

                                                                                                                             /s/ Elias Vamvakas__________________
                                                                      Elias Vamvakas
                                                                      Chairman of the Board, Chief Executive Officer and Secretary

Mississauga, Ontario
April 30, 2007

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure that your shares are represented. If you execute a proxy card, you may still attend the annual meeting, revoke your proxy and vote your shares in person. However, attending the annual meeting in person will not revoke your proxy unless you follow the procedures explained under “Revocation of Proxy” in the accompanying proxy statement. Please note that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that recordholder.

OCCULOGIX, INC.
2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario, L4W 5B2

Proxy statement
for the annual meeting of stockholders

June 29, 2007

Information about this Proxy Material and Voting

General

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”, “we” or “us”) of OccuLogix, Inc. (sometimes referred to as “OccuLogix”, the “Company”, “we” or “us”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “annual meeting”). You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 25, 2007 to all stockholders of record entitled to vote at the annual meeting.

In this proxy statement, all dollar amounts are in U.S. dollars, unless otherwise stated. The information contained in this proxy statement is given as at April 30, 2007, except where otherwise stated.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on May 4, 2007 (the “record date”) will be entitled to vote at the annual meeting. On the date of this proxy statement, there are 57,303,895 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 4, 2007, your shares were registered directly in your name with OccuLogix’s transfer agents, Mellon Investor Services LLC in the United States and Equity Transfer & Trust Company in Canada, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 4, 2007, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Appointment of Proxies

The persons named in the enclosed proxy card are representatives of OccuLogix management and are directors or officers of the Company. A stockholder who wishes to appoint some other person, who need not be an OccuLogix stockholder, to represent such stockholder at the annual meeting may do so by inserting such person’s name in the blank space provided in the enclosed proxy card.

To be valid, proxies must be deposited with the Secretary of the Company, c/o Mellon Investor Services LLC, P.O. Box 3671, S. Hackensack, New Jersey 07606-9371 or via fax at 201-680-4671, Attention: Proxy Services, in the United States, or Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, Ontario, M5H 4H1 or via fax at 416-361-0470, in Canada, prior to the annual meeting.

The executive office of OccuLogix is located at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. Its U.S. corporate office is located at 890 Winter Street, Suite 115, Waltham, Massachusetts 02451. OccuLogix’s registered office is located at 9 East Loockerman Street, Dover, Delaware 19901.

Issues to be Voted On

There are four matters scheduled for a vote:

•	Election of seven directors;

•	Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2007;

•	The increase of the share reserve under OccuLogix’s 2002 Stock Option Plan (the “2002 Stock Option Plan”) by 2,000,000, from 4,456,000 to 6,456,000; and

•	Certain additional amendments to the 2002 Stock Option Plan.

Voting Procedure

You either may vote “For” each of the nominees to the Board or you may withhold your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Number of Votes

On each matter to be voted upon, you have one vote for each share of OccuLogix’s common stock you own as of May 4, 2007, the record date.

Voting by Proxy

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2007, “For” the increase of the share reserve under the 2002 Stock Option Plan by 2,000,000, from 4,456,000 to 6,456,000, and "For" the certain additional amendments to the 2002 Stock Option Plan.

The form of proxy confers discretionary voting authority on those persons designated in the proxy with respect to amendments or variations to the resolutions identified in the notice of the annual meeting and with respect to other matters that may properly come before the annual meeting. OccuLogix management knows of no such amendment, variation or other matter to come before the annual meeting as of the date of this proxy statement. However, if such amendments or variations or other matters properly come before the annual meeting, the management representatives designated in the form of proxy will vote the shares of OccuLogix’s common stock represented thereby in accordance with their best judgment.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Receipt of Multiple Proxy Cards

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Revocation of Proxy

You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2; or

•	If you are a stockholder of record, you may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Stockholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 2, 2008 to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. If the Company does not receive notice of a proposal to be considered at the 2008 annual meeting of stockholders of the Company (the “2008 annual meeting”) by April 10, 2008, then the persons named by the Board in the proxy card for the 2008 annual meeting will be allowed to use their discretionary authority with respect to any such proposal that is raised at the 2008 annual meeting. Stockholders wishing to submit any such proposal are advised to review Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which contains additional requirements about advance notice of stockholder proposals and director nominations.

Counting of Votes

Votes will be counted by the inspector of election appointed for the annual meeting who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that proxy form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Votes Required to Approve Each Proposal

•	For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•
To be approved, the proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2007 must receive a “For” vote from the majority of the votes cast. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, the proposal to increase the share reserve under the 2002 Stock Option Plan must receive a “For” vote from the majority of the votes cast. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, the proposal to effect certain additional amendments to the 2002 Stock Option Plan must receive a “For” vote from the majority of the votes cast. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the annual meeting or by proxy. On the date of this proxy statement, there are 57,303,895 shares outstanding and entitled to vote. Thus, if the same number of shares are outstanding and entitled to vote on the record date, at least 28,651,948 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of the financial year ending December 31, 2007 and will be filed on the System for Electronic Document Analysis and Retrieval, or SEDAR (www.sedar.com).

PROPOSAL I

Election of Directors

The table below sets out the name and place of residence of each of the individuals who is nominated for election as a director of OccuLogix to hold office until the next annual meeting of the stockholders of OccuLogix or until his or her successor is elected or appointed. The table also sets out the age of the nominee, the position with OccuLogix that each nominee presently holds, the principal occupation of each nominee and the date on which each nominee was first elected or appointed as a director. See the section entitled “Principal Stockholders” for the number of shares of OccuLogix’s common stock that are beneficially owned, directly or indirectly, or over which control or direction is exercised, by each nominee. Information on each nominee’s business experience during the past five years is included in the following table. The Board has an audit committee, a corporate governance and nominating committee and a compensation committee. The members of such committees are indicated in the table below.

Name and Place of Residence	Age	Position with the Company	Principal Occupation	Director of the Company Since
Elias Vamvakas ........................................................................ Thornhill, Ontario, Canada	48	Chief Executive Officer, Secretary and Chairman of the Board	Officer of the Company	June 2003
Thomas N. Davidson ............................................................. Key Largo, Florida, U.S.A.	67	Director (1*)(2) (3)	Corporate Director	September 2004
Jay T. Holmes .......................................................................... Key Largo, Florida, U.S.A.	64	Director (1) (2*) (3)	Attorney and Business Consultant	September 2004
Richard L. Lindstrom .............................................................. Minneapolis, Minnesota, U.S.A.	59	Director	Ophthalmologist	September 2004
Georges Noël ........................................................................... Eupen, Belgium	60	Director (1)(2) (3*)	Director of Research, Public Affairs and Development of European Private Equity and Venture Capital Association	July 2003
Gilbert S. Omenn ..................................................................... Ann Arbor, Michigan, U.S.A.	65	Director(1)(2)	Professor of Medicine, University of Michigan	April 2005
Adrienne L. Graves ................................................................ Napa, California, U.S.A.	53	Director(1)(2)(3)	President and Chief Executive Officer, Santen Inc.	April 2005

__________________________________________

(1) Member of the Compensation Committee, * - Chairman
(2) Member of the Corporate Governance and Nominating Committee, * - Chairman
(3) Member of the Audit Committee, * - Chairman

Set forth below is biographical information relating to the nominees for election to the Board.

Elias Vamvakas co-founded TLC Vision Corporation (“TLC Vision”), the Company’s major stockholder and an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004. He has been the Chairman of the Board and Secretary of OccuLogix since June 2003 and the Chief Executive Officer of OccuLogix since July 2004. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies.

Thomas N. Davidson has been a member of the Board since September 2004 and has been on the board of directors of TLC Vision since 2002. Mr. Davidson has been Chairman of NuTech Precision Metals Inc. since 1984 and Chairman of Quarry Hill Group, a private investment holding company, since 1986. NuTech Precision Metals Inc. is a manufacturer of high performance metal fabrications for the health care, aerospace, high technology, nuclear power and chemical industries. Mr. Davidson is past Chairman of Hanson Chemical Inc., a supplier of specialty chemical products, and General Trust and PCL Packaging Inc. Mr. Davidson is the non-executive Chairman of Azure Dynamics Corporation, a developer of hybrid electrical vehicle systems for commercial vehicles. He also sits on the board of MDC Partners Inc. and was recognized by the Financial Post as the Canadian Entrepreneur of the Year in 1979.

Jay T. Holmes has been a member of the Board since September 2004 and has been self-employed as an attorney and business consultant since mid-1996. From 1981 until mid-1996, Mr. Holmes held several senior management positions at Bausch & Lomb Incorporated, the most recent being Executive Vice President and Chief Administrative Officer from 1995 to 1996 and Senior Vice President and Chief Administrative Officer from 1993 to 1995. From 1983 to 1993, Mr. Holmes was Senior Vice President, Corporate Affairs and, from 1981 to 1983, Vice President and General Counsel at Bausch & Lomb. Mr. Holmes was a member of the board of directors of Bausch & Lomb from 1986 until 1996 and of VISX, Inc. from 1999 to 2005. Mr. Holmes also serves on the board of directors of IntraLase Corporation and of ReVision Optics, Inc.

Richard L. Lindstrom, MD, has been a member of the Board since September 2004 and has been serving as a director of TLC Vision since May 2002 and, prior to that, was a director of LaserVision Centers, Inc. since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is Founder and Attending Surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has been serving as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers. Dr. Lindstrom is past President of the International Society of Refractive Surgery, the International Intraocular Implant Society and the International Refractive Surgery Club. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota and is currently Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts and Bachelor of Sciences degrees from the University of Minnesota.

Georges Noël has been a member of the Board since July 2003. Mr. Noël has been involved in the private equity and venture capital industry for over 14 years and, between 2002 and 2003, was the Secretary General of the Belgian Venturing Association. Mr. Noël is currently the Director of Research, Public Affairs and Development of the European Private Equity & Venture Capital Association (“EVCA”) and the Chief Executive Officer of Cofino SA which provides services to the venture capital industry. Mr. Noël’s professional experience in private equity has encompassed a range of roles and responsibilities at various private equity houses, including: CAM Private Equity, the Cologne-based fund of funds; Ostbelgieninvest AG; Eupen; and Fortis Private Equity NV. Prior to his involvement in private equity, Mr. Noël was Chief Financial Officer and Member of the Executive Committee of the industrial group NMC SA in Eupen, a company that develops, produces and markets synthetic foam products, between 1982 and 1993. He held various positions in corporate banking at Générale de Banque, now Fortis Bank, and was Managing Director of its German subsidiary, Belgische Bank, between 1971 and 1981. Mr. Noël serves on the boards of several investee or family-owned companies, is past President of the Belgium Venturing Association and of the IMD Alumni Club of Belgium. Mr. Noël was a member of the EVCA National Venture Capital Associations Committee from 2000 to 2003.

Gilbert S. Omenn, MD, PhD, has been a member of the Board since April 2005 and, since 1997, has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. He is also the Director of the Center for Computational Medicine and Biology at the University of Michigan. From 1997 to 2002, he served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. He was formerly Dean of the School of Public Health and Professor of Medicine and Environmental Health, University of Washington, Seattle. Since 1987, he has served on the board of directors of Amgen Inc. and of Rohm & Haas Company. He served as Associate Director, Office of Science and Technology Policy, and as Associate Director, Office of Management and Budget, in the Executive Office of the President in the Carter Administration. He is a member of the Council and leader of the Human Plasma Proteome Project for the international Human Proteome Organization and, in 2007, completed his service as board chair of the American Association for the Advancement of Science. Dr. Omenn is the author of over 390 research papers and scientific reviews and the author/editor of 17 books. He is a member of the Institute of Medicine of the National Academy of Sciences, the American Academy of Arts and Sciences, the Association of American Physicians and the American College of Physicians. In 2004, he received the John W. Gardner Legacy of Leadership Award from the White House Fellows Association.

Adrienne L. Graves, PhD, has been a member of the Board since April 2005 and, since 2002, has been President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Santen Pharmaceutical Co., Ltd. Dr. Graves also sits on the board of directors of Santen Inc. and is a corporate officer of Santen Pharmaceutical Co., Ltd. Dr. Graves joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company’s clinical development in the U.S. Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. (“Alcon”) beginning in 1986 as a Senior Scientist. She was named Associate Director of Alcon’s Clinical Science Division in 1992 and then Alcon’s Director of International Ophthalmology in 1993. Dr. Graves is the author of over 30 research papers and is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society and Women in Ophthalmology. Dr. Graves also co-founded Ophthalmic Women Leaders. She received her B.A. in psychology with honors from Brown University, her PhD in psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

OccuLogix management does not contemplate that any of the proposed nominees will be unable to serve as a director, but, if that should occur for any reason prior to the annual meeting, the management representatives designated in the enclosed proxy card reserve the right to vote for another nominee at their discretion, unless a stockholder has specified in his or her proxy that his or her shares of OccuLogix’s common stock are to be withheld from voting in the election of directors.

The management representatives designated in the enclosed proxy card intend to cast the votes to which the shares of OccuLogix’s common stock represented by such proxy are entitled equally among the proposed nominees for election as directors, unless the stockholder who has given such proxy has directed that such shares be withheld from voting in the election of directors.

The Board unanimously recommends a vote FOR the election of the individuals named above as directors.

PROPOSAL II

Selection of Auditors

The audit committee of the Board (the “Audit Committee”) has selected Ernst & Young LLP as the Company’s independent auditors for the financial year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP have been auditors of the Company since December 2003. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders of the Company.

Nothing in the Company’s by-laws or other governing documents or law requires stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the members of the Audit Committee determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Ernst & Young LLP as independent auditors of OccuLogix for the financial year ending December 31, 2007. Unless otherwise directed, the management representatives designated in the enclosed proxy card intend to vote the shares of OccuLogix’s common stock for which they have been appointed FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company.

The Board unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors of OccuLogix for its financial year ending December 31, 2007.

Fees Billed by External Auditors

Ernst & Young LLP billed the Company for the following fees in the last two fiscal years:

	Year Ended December 31,
	2006 (Cdn$)	2005 (Cdn$)
Fees for Audit Services	$360,000	$225,000
Fees for Audit-Related Services	$9,000	$40,000
Fees for Tax Services	$10,000	$19,000
All Other Fees	--	--

Audit fees for the financial years ended December 31, 2006 and 2005 were for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits, the assessment and testing of internal controls for purposes of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and audit services provided in connection with other statutory or regulatory filings. Audit fees for the financial year ended December 31, 2006 included approximately Cdn$100,000 for services provided in connection with the audit of the financial statements of Solx, Inc. (now the Company’s Boston-based glaucoma subsidiary) in connection with the Company’s acquisition of it on September 1, 2006.

The audit-related fees for the financial years ended December 31, 2006 and 2005 were for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements but that were not included in audit fees. Fees charged for audit-related services for the financial year ended December 31, 2006 were in respect of professional services rendered in connection with the audit of the Company’s adoption of the provisions of the Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) and the calculation of the Company’s goodwill impairment. Fees charged for audit-related services for the financial year ended December 31, 2005 were mainly in respect of professional services rendered in connection with the Company’s documentation of internal controls in readiness for its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The fees for tax services incurred during the financial years ended December 31, 2006 and 2005 were related to commodity tax advisory services.

Ernst & Young LLP did not provide any services in the last two fiscal years, other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee has concluded that the foregoing non-audit services did not adversely impact the independence of Ernst & Young LLP. All audit fees relating to the audit for the financial year ended December 31, 2006 and the audit for the financial year ended December 31, 2005 were approved in advance by the Audit Committee. All audit and non-audit services to be provided by Ernst & Young LLP are, and will continue to be, pre-approved by the Audit Committee.

PROPOSAL III

Increase in Share Reserve under the 2002 Stock Option Plan

The Company’s compensation philosophy is to retain and motivate its management and employees and third party consultants through appropriate levels of cash and equity compensation and to provide an effective incentive for these individuals to promote, and to participate in, the growth and success of the Company. The 2002 Stock Option Plan is essential to the implementation of the Company’s compensation philosophy. As of the date of this proxy statement, 33 employees of the Company and an indeterminate number of third party consultants are eligible to participate in the 2002 Stock Option Plan. For a description of the 2002 Stock Option Plan, see “Employee Benefit Plans”.

In November 2004, the maximum number of shares of the Company’s common stock issuable upon the exercise of stock options under the 2002 Stock Option Plan was set at 4,456,000. Such share reserve represents approximately 7.8% of the issued and outstanding shares of the Company’s common stock and, together with the number of stock options outstanding outside the 2002 Stock Option Plan, represents approximately 8.8% of the issued and outstanding shares of the Company’s common stock. (See “Employee Benefit Plans—Options Granted Outside the 1997 Plan and the 2002 Stock Option Plan”.) As a result of grants and exercises of stock options that have taken place since November 2004, 3,735,721 shares of the Company’s common stock are issuable upon the exercise of stock options that are currently issued and outstanding under the 2002 Stock Option Plan, and 350,351 shares of the Company’s common stock are reserved for issuance upon the exercise of stock options under the 2002 Stock Option Plan that may be issued in the future.

The Board anticipates that the number of shares of the Company’s common stock available for issuance upon the exercise of stock options, to be issued in the future under the 2002 Stock Option Plan, will be inadequate to meet the Company’s compensation objectives. Accordingly, the Board is asking stockholders of the Company to approve an increase in the share reserve under the 2002 Stock Option Plan, from 4,456,000 to 6,456,000, which represents approximately 11.3% of the number of shares of the Company’s common stock that are currently issued and outstanding and an increase of 2,000,000 over the share reserve established in November 2004.

The affirmative vote of the majority of votes cast at the annual meeting, at which a quorum is present, is required to adopt the resolution to increase the share reserve under the 2002 Stock Option Plan and to amend the 2002 Stock Option Plan accordingly. Such resolution appears in Appendix A to this proxy statement. For purposes of this approval, the votes attached to shares of OccuLogix’s common stock beneficially owned by directors and officers, and the votes attached to shares beneficially owned by such holders’ spouses, partners and certain other related persons, will not be counted in determining whether the necessary level of stockholder approval has been obtained. Unless otherwise directed, the management representatives designated in the enclosed proxy card intend to vote the shares of OccuLogix’s common stock for which they have been appointed FOR the resolution appearing in Appendix A to this proxy statement.

The Board unanimously recommends a vote FOR the resolution appearing in Appendix A to this proxy statement.

PROPOSAL IV

Additional Amendments to the 2002 Stock Option Plan

Amendment Procedure

Effective January 1, 2005, the Toronto Stock Exchange (the “TSX”), one of the two exchanges on which shares of the Company’s common stock are listed, introduced new rules regarding the procedure for amending security-based compensation arrangements such as the 2002 Stock Option Plan (the “New TSX Rules”). Under the New TSX Rules, securityholder approval is required for amendments to a security-based compensation arrangement unless it contains a detailed amendment provision. Prior to the introduction of the New TSX Rules, securityholder approval was required for any proposed amendment considered to be material by the TSX. This situation gave rise to significant uncertainty for issuers. After providing a transition period for adjustment to the New TSX Rules, the TSX has advised issuers that, effective June 30, 2007, all amendments to a security-based compensation arrangement will require securityholder approval unless such security-based compensation arrangement contains a detailed amendment procedure which specifies which types of amendments will require securityholder approval. In addition, the New TSX Rules provide that, notwithstanding the fact that a security-based compensation arrangement may have already been approved by securityholders, securityholder approval on a disinterested basis will be required for any extension of the term of, or a reduction in the exercise price of, options benefiting insiders.

Currently, Section 12 of the 2002 Stock Option Plan, being the amendment provision of the 2002 Stock Option Plan, provides that, without the approval of the Company’s stockholders, there shall be (i) no increase in the maximum aggregate number of shares of the Company’s common stock, (ii) no change in the class of persons eligible to receive incentive stock options and (iii) no other amendment of the 2002 Stock Option Plan that would require the approval of the Company’s stockholders under any applicable law, regulation or rule. In order to bring the amendment provision of the 2002 Stock Option Plan in better compliance with the New TSX Rules, the Board proposes to add, to the list of types of amendments requiring the approval of the Company’s stockholders, (i) any extension of the term of stock options granted to an insider of the Company, other than for reason of the existence of a Company-imposed trading blackout period (see “—Extension of Stock Options Exercise Periods during Trading Blackout Periods”), and (ii) any reduction of the exercise price of such stock options, other than in connection with adjustments for changes in the Company’s capital structure as permitted pursuant to Section 4.2 of the 2002 Stock Option Plan.

Therefore, the Board proposes to amend Section 12 of the 2002 Stock Option Plan in accordance with the resolution appearing in Appendix B to this proxy statement.

Extension of Stock Options Exercise Periods during Trading Blackout Periods

In accordance with good corporate governance practices, many issuers, including the Company, self-impose trading blackout periods from time to time which result in preventing insiders from exercising their otherwise exercisable stock options. The TSX has recognized that the requirement under the New TSX Rules for securityholder approval to extend the term of stock options held by insiders could penalize positive corporate behavior unintentionally. In order to address this unintended consequence, the TSX allows security-based compensation arrangements to provide, with securityholder approval, an extension of the expiry date of stock options if that expiry date would fall within, or immediately after the end of, a trading blackout period.

Therefore, the Board proposes to amend the 2002 Stock Option Plan in accordance with the resolution appearing in Appendix B to this proxy statement, by adding a new subsection (d) to Section 6.6 which, in the case of exercisable stock options that would expire during a Company-imposed trading blackout period to which the holder of such stock options is subject, will have the effect of extending the exercise period of such stock options to the end of the tenth business day following the end of the trading blackout period.

Appendix B

The affirmative vote of the majority of votes cast at the annual meeting, at which a quorum is present, is required to adopt the resolution to effect the changes to the 2002 Stock Option Plan described immediately above, under the heading “—Additional Changes to the 2002 Stock Option Plan”. Such resolution appears in Appendix B to this proxy statement. For purposes of this approval, the votes attached to shares beneficially owned by such holders’ spouses, partners and certain other related persons, will not be counted in determining whether the necessary level of stockholder approval has been obtained. Unless otherwise directed, the management representatives designated in the enclosed proxy card intend to vote the shares of OccuLogix’s common stock for which they have been appointed FOR the resolution appearing in Appendix B to this proxy statement.

The Board unanimously recommends a vote FOR the resolution appearing in Appendix B to this proxy statement.

EXECUTIVE OFFICERS

Provided below are brief summaries of the business experience during the past five years or more of each of the executive officers of OccuLogix who is not a director:

Thomas P. Reeves has served as Occulogix’s President and Chief Operating Officer since September 2004. Mr. Reeves was the President and Chief Executive Officer from March 2001 to September 2004 of Borderfree, an international e-commerce service provider, and of the Canada Post Borderfree Partnership, a commercial partnership between Canada Post Corporation and Borderfree. From 1998 to 2000, Mr. Reeves was President of Beamscope Canada Inc. (“Beamscope”), a retail distributor of micro-computer products. While Mr. Reeves was President of Beamscope, the company instituted proceedings under the Companies’ Creditors Arrangement Act (Canada) and a receiver was appointed after his departure. From 1994 to 1998, Mr. Reeves was President of Merisel Canada, a subsidiary of one of the largest distributors of micro-computer products. From 1992 until 1994, Mr. Reeves was Managing Director of Merisel Europe where he was responsible for all strategic, financial and operational aspects of subsidiaries in the UK, France, Germany, Switzerland, Austria and Russia. From 1989 until 1992, Mr. Reeves was Managing Director of Merisel Ltd., and, from 1987 to 1989, he was Vice President of European Business Development based in Paris, France. From 1985 until 1987, Mr. Reeves was a consultant with the Boston Consulting Group in its San Francisco office. Mr. Reeves holds a Master of Arts in International Relations from the Australian National University and graduated magna cum laude with a Bachelor of Arts in Economics from Harvard University.

William G. Dumencu, CA, served as Occulogix’s Chief Financial Officer and Treasurer between September 2003 and June 2005 and has been serving again in that capacity since the middle of April 2006. Prior to his re-appointment as OccuLogix’s Chief Financial Officer and Treasurer in April 2006, Mr. Dumencu had been serving as OccuLogix’s Vice President, Finance. From January 2003 to August 2003, Mr. Dumencu was a consultant for OccuLogix and TLC Vision, and, from 1998 until 2002, Mr. Dumencu served in a variety of financial leadership positions at TLC Vision, including Controller. Mr. Dumencu was employed in various financial management positions by Hawker Siddeley Canada, Inc., a manufacturing conglomerate, from 1978 to 1998. Mr. Dumencu is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants. He holds a Bachelor of Math degree from the University of Waterloo.

Nozait Chaudry-Rao (Nozhat Choudry), PhD, joined OccuLogix as Vice President, Clinical Research in February 2006. During the nine-year period prior to her arrival at OccuLogix, Dr. Choudry worked at Boehringer Ingelheim, most recently as Director of the National Medicine Department. From March 1993 to August 1996, Dr. Choudry worked at Ciba-Geigy (now Novartis Corporation) where she held increasingly senior roles in drug development and clinical trial management. Dr. Choudry earned her PhD in Clinical Pharmacology at the Royal Postgraduate Medical School in London, England and has done extensive post-graduate research and publishing in both pharmacology and medicine. She has served on several committees of the National Science and Engineering Research Committee of Canada and has an appointment at the University of Toronto as lecturer.

David C. Eldridge, OD, FAAO, became OccuLogix’s Vice President, Science and Technology in October 2002. Prior to joining OccuLogix, Dr. Eldridge was the Executive Vice President, Clinical Affairs of TLC Vision from 1997 to 2002 and, from 1994 to 1998, served on TLC Vision’s board of directors. Prior to joining TLC Vision, Dr. Eldridge was an optometrist in private practice from 1978 to 1997. He served as President of the Oklahoma Chapter of the American Academy of Optometry, as President of the Oklahoma Association of Optometric Physicians (the “OAOP”), as a member of the OAOP board of directors and as Chairman of the OAOP Education Committee. Dr. Eldridge was named Oklahoma “Optometric Physician of the Year” in 1993 and is a charter member of the American Optometric Association Contact Lens Section. Dr. Eldridge is a Fellow of the American Academy of Optometry. In addition to a Doctor of Optometry from the Southern College of Optometry, Dr. Eldridge holds a B.S. in Biology and Physics from Oklahoma State University.

John Cornish has served as OccuLogix’s Vice President, Operations since September 2004. He also served as the Company’s President and CEO from August 2001 until October 2001, and he served as one of the Company’s directors from April 1997 until September 2004. Mr. Cornish has over nineteen years of medical industry experience. He is also the president of Apheresis Technologies, Inc. (“Apheresis Technologies”), a position he has held since 1996. Currently, Mr. Cornish devotes 50% of his time, on average, to his duties as OccuLogix’s Vice President of Operations and devotes 50% of his time, on average, to his duties as president of Apheresis Technologies. From 1989 to 1995, Mr. Cornish held numerous operational and managerial positions with several device manufacturers, and, in 1994, he founded a private regulatory consulting practice overseeing the operations of numerous medical companies’ activities relating to quality assurance, regulatory affairs, manufacturing, sterilization, process validation and good manufacturing practices auditing. Mr. Cornish holds a B.S. in Business Administration from the University of Texas at Dallas.

Stephen J. Kilmer, OccuLogix’s Vice President, Investor & Public Affairs joined the Company in July 2004. Mr. Kilmer was Vice President, Investor Relations of TLC Vision from December 2003 to October 2004. From October 2000 until December 2003, he was Director of Corporate Communications for TLC Vision, and, from October 1998 until October 2000, he was Director of Investor Relations for TLC Vision. From September 1997 until October 1998, Mr. Kilmer was Manager of Investor Relations for TLC Vision.

Julie A. Fotheringham became OccuLogix’s Vice President, Marketing in September 2004. From September 2002 until September 2004, Ms. Fotheringham was Senior Brand Manager at Cadbury Adams, a manufacturer of assorted candy. From January 2000 until September 2002, she was Brand Manager at Adams (a division of Warner-Lambert and then Pfizer Canada Inc.). From November 1996 until November 1997, she was Client Manager for the Sales & Merchandising Group. From December 1993 to September 1996, Ms. Fotheringham was Territory Manager for Warner-Lambert Canada’s Parke-Davis Pharmaceutical Division. Ms. Fotheringham has a Bachelor of Science degree in Biology from Queen’s University in Kingston, Canada.

Stephen B. Parks became OccuLogix’s Vice President, Sales in October 2005. He joined OccuLogix from his position as Vice President, Sales at Advanced Medical Optics, Inc. Before Advanced Medical Optics, Inc. acquired VISX, Inc. in May 2005, Mr. Parks led VISX, Inc.’s excimer laser sales and procedure fee business in the eastern part of the United States from 1995 to 2005. Prior to joining VISX, Inc., Mr. Parks held a variety of sales and sales management positions with Alcon Surgical, Coopervision Surgical Systems, Johnson & Johnson and Procter & Gamble Co. Mr. Parks holds a Bachelor of Business Administration degree from the University of Mississippi.

Doug P. Adams is OccuLogix’s President & Founder, Glaucoma Division. He began his tenure with the Company on September 1, 2006 upon its acquisition of Solx, Inc., a company which he had founded in 2000. Mr. Adams has more than 25 years of experience in the ophthalmic industry. He has directed the launch of more than 20 products while the founder and chief executive officer of several start-up companies and, in addition, has held senior executive positions at a number of companies, including Summit Technology, Allergan Medical Optics and Humphrey Instruments. He has served on industry advisory boards for Boston University and Ocular Surgery News International. Mr. Adams holds a Bachelor of Business Administration from the University of Georgia and has completed executive leadership courses at Columbia University and the Wharton School of Business.

Suh Kim is OccuLogix’s General Counsel. Prior to joining the Company, she practised corporate and securities law in Toronto with a major Canadian law firm. Prior to commencing legal practice, she had served as Executive Assistant (Chief of Staff) to Bill Graham, formerly Canada’s Minister of National Defence, Minister of Foreign Affairs and Chairman of the House of Commons Committee on Foreign Affairs and International Trade. Ms. Kim holds a Bachelor of Social Sciences from the University of Ottawa and a Bachelor of Laws from the University of Toronto. She is a member of the Law Society of Upper Canada and also has been called to the Bar of the State of New York.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The main objective of the compensation program for executive officers, including the five currently employed executives who are identified in the Summary Compensation Table (whom we refer to as the “Named Executive Officers”), is the same as our overall objective in operating the Company—to create long-term value for stockholders. OccuLogix’s corporate philosophy on compensation is that compensation should be tied to an individual’s performance and to the performance of the Company overall. We believe that executive officers who make a substantial contribution to the long-term success of the Company and its subsidiaries are entitled to participate in that success.

Our executive compensation program is designed to attract qualified executives and to encourage them to remain with the Company for long and productive careers, to reward executives for performance and leadership excellence and to align executives’ interests with those of stockholders. The compensation of OccuLogix’s executive officers, including the Named Executive Officers, is comprised of base salary, cash bonuses and long-term incentives in the form of OccuLogix stock options. Each of Mr. Vamvakas, the Chief Executive Officer (also the Secretary and Chairman of the Board), Mr. Dumencu, the Chief Financial Officer and Treasurer, Mr. Reeves, the President and Chief Operating Officer, and Dr. Eldridge, the Vice President, Science and Technology, also receives certain perquisites as part of his respective compensation package. Most of the elements of our executive officers’ compensation simultaneously fulfill one or more of the attraction and retention, performance and alignment objectives of our executive compensation program. We combine these elements for each executive in a manner that we believe optimizes that executive’s contribution to the Company.

OccuLogix does not have an executive pension plan. However, our executives participate in benefit programs that are generally available to employees of the Company, including our health and dental insurance plan.

Compensation Objectives

Attraction and Retention

OccuLogix was incorporated in the State of Delaware in 2002 and operates in an emerging market. As a pre-revenue company which is in the development phase of its growth, we are subject to certain challenges in our executive recruitment activities that more mature companies may not face. As best as possible, we seek to keep our executives’ base salaries and cash bonus compensation competitive with those of executives at comparable companies in the biotechnology and medical devices industries. The Company also places considerable emphasis on stock options as an attraction and retention tool. Our stock option awards are structured to facilitate the retention of executives in that they typically vest in one-third increments during the three-year period following their grant.

Performance

Base salaries and cash bonus compensation are designed to reward annual achievements and to be commensurate with executives’ scope of responsibilities, demonstrated leadership abilities, management experience and demonstrated effectiveness in their respective roles. Cash bonus compensation, in particular, is intended to reward performance—individual performance as well as the performance of the Company. Cash bonuses are paid, within the discretion of the Compensation Committee of the Board (the “Compensation Committee”), based on an assessment of an executive’s performance against pre-determined quantitative and/or qualitative individual goals and based also on a determination of whether pre-determined collective, corporate objectives have been met by the Company during the performance review period in question. Performance-based stock option awards are sometimes used to encourage and reward performance prospectively, and a stock option award, on one occasion, was granted in recognition of the extraordinary past performance of a Named Executive Officer.

Alignment

We seek to align the interests of our executives with those of our stockholders by evaluating executive performance on the basis of measurements which we believe correlate to long-term stockholder value. Key elements of executive compensation that align the interests of executives with those of stockholders include (1) cash bonus compensation since it is paid, based on an assessment of the attainment of, or failure to attain, certain pre-determined measures, the attainment of which is judged to be critical to the success of the Company, and (2) stock option awards, which link that portion of executives’ compensation to stockholder value since the value of such awards is directly related to the value of the underlying stock. Although we do not require stock ownership by executives, we do not discourage it in any way and actively encourage executives to execute their duties and responsibilities, and manage the Company, as though they are owners of the Company.

Implementing Our Objectives

In making compensation decisions, we rely on our judgment after reviewing the performance of the Company and evaluating an executive’s performance during the year against pre-determined measures and his or her leadership qualities, operational performance, responsibilities, current compensation arrangements and long-term potential to enhance stockholder value. We also take into account marketplace standards and trends.

Some specific factors affecting compensation decisions include:

•	strategic objectives of the Company such as acquisitions and financings;
•	specific operational goals for the Company such as, for example, the progress of the Company’s clinical trials;
•	ability to lead, mentor and motivate employees; and
•	contribution to the promotion of the Company’s corporate values.

We generally do not adhere to set formulas, or react to short-term changes in performance, in determining the amount and mix of compensation. In our view, some measure of flexibility in this regard is desirable since the most effective tools used to motivate long-term performance by some executives may not be the same ones that will be most effective or appropriate in motivating the long-term performance of other executives. We believe that the most important indicator of whether our compensation objectives are being met is our ability to motivate our executives to perform well consistently and to continue their careers with the Company.

Annual Cash Compensation—Base Salary

The base salaries of our executives depend on the scope and level of their responsibilities and their performance. Decisions regarding salary increases take into account the executive’s current base salary, the level of compensation paid to his or her peers within and outside the Company and the Company’s overall financial condition. Base salaries are reviewed every year, in July, but are not increased automatically.

Annual Cash Compensation—Bonus

Bonus compensation, in particular, is intended to reward individual performance as well as the performance of the Company. The maximum bonus compensation of each executive, other than that of Mr. Vamvakas and Mr. Parks, the Vice President, Sales, is a percentage of his or her base salary. Each of Mr. Vamvakas and Mr. Parks is entitled to receive up to the full amount of his base salary in bonus compensation. For most executives, payment of 25% of his or her bonus compensation is dependent on achievement of his or her individual goals, and payment of the remaining 75% is contingent on the attainment of the collective, corporate objectives of the Company. However, Mr. Vamvakas’ bonus compensation and Mr. Reeves’ bonus compensation are contingent solely on the attainment of the collective, corporate objectives of the Company. In December of each year, Messrs. Vamvakas and Reeves review with the Compensation Committee their assessment of each executive’s performance against the pre-determined measures applicable to that executive, which would have been approved by the Compensation Committee at the start of the performance review period in question. Using that assessment as an evaluative tool and factoring in its determination of whether, or the extent to which, the Company’s collective, corporate objectives have been met during the performance review period, the Compensation Committee sets the level of bonus compensation, if any, to be paid to executives. The Compensation Committee’s approach to setting executives’ individual goals and the Company’s collective, corporate objectives is to ensure that these goals and objectives are attainable but challenging.

Long-term Incentives—Stock Options

The Company’s equity incentive compensation program is intended to be an effective recruitment and retention tool, to recognize the scope of responsibilities of executives, to reward performance and leadership and to motivate future performance by aligning the interests of executives with those of stockholders. In 2005, an aggregate of 768,750 performance-based stock options under the Company’s 2002 Stock Option Plan was granted to executives, the vesting of which is contingent upon the attainment of certain milestones on or prior to certain specified dates. In connection with the recruitment of two executives in 2005, an additional 400,000 stock options were granted—100,000 under the Company’s 2002 Stock Option Plan and 300,000 outside the Company’s 2002 Stock Option Plan, of which 100,000 are performance-based stock options. In 2006, no stock options were awarded to any of our executives, other than to (1) Mr. Vamvakas, who agreed to receive stock options in lieu of the cash compensation to which he would have, or might have (in the case of his bonus compensation), otherwise been entitled in his capacity as the Chief Executive Officer of the Company, (2) to Mr. Adams, the President & Founder, Glaucoma Division of the Company, who joined the Company on September 1, 2006 and (3) to Dr. Chaudry-Rao, Vice President, Clinical Research of the Company, who joined the Company on February 10, 2006. We are of the view that it will be important for the attainment of the Company’s compensation objectives for it, in the future, to have the ability to make annual grants of additional stock options to executives, if doing so would be appropriate in view of the strategic, operational and financial performance of the Company overall.

Perquisites

We provide each of Mr. Vamvakas and Mr. Reeves with a car allowance. In addition, each of them is entitled to have the Company reimburse him for miscellaneous expenses, to a maximum of Cdn$20,000 per year, which can include club membership fees. We also pay a portion of the premium on Dr. Eldridge’s supplementary health insurance policy, and Mr. Dumencu is entitled to reimbursement by the Company of the costs of preparation of his annual income tax returns.

Stock Options Grant Practice

The exercise price of stock options awarded to our executives is set at the greater of (1) the volume weighted average trading price of the Company’s common stock on the NASDAQ Global Market, or NASDAQ, for the five trading-day period immediately preceding the date of grant and (2) the closing price of the Company’s common stock on NASDAQ on the trading date immediately preceding the date of grant. Under no circumstances, are stock options deemed to be granted as of a date preceding a date on which the requisite approval of the Compensation Committee or the Board of Directors is given. It is the Company’s practice to avoid making stock options grants when there exists material information that has not been publicly disclosed.

Role of Executives in Determining Compensation

The Compensation Committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including that of the Chief Executive Officer, and for overseeing the development of executive succession planning. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the Company’s executive compensation program.

The Compensation Committee evaluates Mr. Vamvakas’ performance and determines his compensation. Mr. Vamvakas and the Compensation Committee, together, evaluate the performance of Mr. Reeves, and, guided by Mr. Vamvakas’ recommendation, the Compensation Committee determines Mr. Reeves’ compensation. Messrs. Vamvakas and Reeves and the Compensation Committee, together, evaluate the performance of all of the other executives, including the other Named Executive Officers, and, guided by recommendations made by Messrs. Vamvakas and Reeves, the Compensation Committee determines the compensation of all of the other executives.

Other than as described above, and other than by discussing their performance objectives and evaluations with the individual to whom they report (either Mr. Vamvakas or Mr. Reeves, as the case may be), executives do not play a role in determining their own compensation.

Role of Compensation Consultant

At the present time, neither the Company nor the Compensation Committee has retained any compensation consultant to assist with executive compensation matters.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executives who are employed as of the end of the year. This limit does not apply to compensation that meets the requirements under Section 162(m) of the Code for “qualifying performance-based” compensation, generally being compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders. The current levels of compensation of the Chief Executive Officer and the other Named Executive Officers do not make the limitation imposed by Section 162(m) of the Code of immediate concern to the Company. However, the Compensation Committee intends to take note of that limitation as it sets and monitors executive compensation levels in the future.

Compensation of the Named Executive Officers in 2006

Chief Executive Officer

During the financial year ended December 31, 2006, Mr. Vamvakas provided the leadership and strategic direction that has enabled the Company to move forward in the attainment of its critical success factors, including the implementation of its corporate diversification strategy which involved the acquisition of Solx, Inc. and the making of a significant investment in OcuSense, Inc., a San Diego-based company which is developing ophthalmic diagnostic tools.

Mr. Vamvakas’ base compensation during the financial year ended December 31, 2006, for the most part, was prescribed by his employment agreement described under “Additional Information on Executive Compensation—Employment Contracts—Elias Vamvakas”. He was paid Cdn$212,500 in cash for his services to the Company during the period from January 1, 2006 to June 30, 2006 inclusive. For the balance of the year, Mr. Vamvakas agreed to accept 300,000 stock options under the Company’s 2002 Stock Option Plan in lieu of cash payment of (1) his base salary, pro rated for the period from July 1, 2006 to December 31, 2006 inclusive, and (2) Cdn$308,750 representing the maximum amount that would have been payable to him as bonus compensation for the year. The number of stock options awarded to Mr. Vamvakas was determined using the Black-Scholes valuation method, based on an attributed value of $2.05 per share of the Company’s common stock underlying his stock options—being the exercise price to which the exercise price of all of the outstanding stock options of the Company that were out-of-the-money on June 23, 2006 was adjusted, following receipt of approval for such adjustment from the Company’s stockholders at the Company’s annual meeting held on June 23, 2006. Mr. Vamvakas’ stock options were exercisable immediately upon grant on August 3, 2006 and will remain exercisable until August 3, 2016, notwithstanding any earlier disability or death of Mr. Vamvakas or any earlier termination of his service to the Company. See “Additional Information on Executive Compensation—Re-Pricing of Stock Options”.

Chief Financial Officer and Treasurer

In April 2006, Mr. Dumencu resumed the office of Chief Financial Officer and Treasurer. He had occupied that office previously and served as the Company’s Vice President, Finance from June 2005 until his re-appointment as Chief Financial Officer and Treasurer in April 2006.

Mr. Dumencu’s base compensation during the financial year ended December 31, 2006 was Cdn$172,050. He earned bonus compensation in the amount of Cdn$12,296, representing approximately 28% of the maximum bonus compensation to which he would have been entitled if he had achieved all of the individual goals set for him during 2006 and if all of the Company’s collective, corporate objectives for 2006 had been attained. See “Additional Information on Executive Compensation—Employment Contracts—William G. Dumencu”.

John Y. Caloz, who served as the Company’s Chief Financial Officer and Treasurer until April 2006, was paid Cdn$78,077 as base compensation, but did not receive any bonus compensation, in respect of his service to the Company during the financial year ended December 31, 2006. Mr. Caloz was paid a severance in the amount of Cdn$246,000 when he left the Company in April 2006. See “Additional Information on Executive Compensation—Employment Contracts—John Y. Caloz”.

President and Chief Operating Officer

Mr. Reeves’ base compensation during the financial year ended December 31, 2006 consisted of a base salary of Cdn$320,000 and professional fees in the amount of $50,000. He earned bonus compensation in the amounts of Cdn$56,333 and $8,668, representing approximately 22% of the maximum bonus compensation to which he would have been entitled if all of the Company’s collective, corporate objectives for 2006 had been attained. See “Additional Information on Executive Compensation—Employment Contracts—Thomas P. Reeves”. In March 2007, on an exceptional basis, Mr. Reeves was awarded 20,000 stock options under the 2002 Stock Option Plan in recognition of his individual performance during the financial year ended December 31, 2006. These stock options will vest in one-third increments during the three-year period following their grant.

Vice President, Sales

Mr. Parks’ base compensation during the financial year ended December 31, 2006 was $200,000. He earned bonus compensation in the amount of $43,333, representing approximately 22% of the maximum bonus compensation to which he would have been entitled if he had achieved all of the individual goals set for him during 2006 and if all of the Company’s collective, corporate objectives for 2006 had been attained. See “Additional Information on Executive Compensation—Employment Contracts—Stephen B. Parks”.

Vice President, Science and Technology

Dr. Eldridge’s base compensation during the financial year ended December 31, 2006 was $195,000. He earned bonus compensation in the amount of $13,203, representing approximately 27% of the maximum bonus compensation to which he would have been entitled if he had achieved all of the individual goals set for him during 2006 and if all of the Company’s collective, corporate objectives for 2006 had been attained. See “Additional Information on Executive Compensation—Employment Contracts—David C. Eldridge”.

Vice President, Clinical Affairs

Irving J. Siegel, who served as the Company’s Vice President, Clinical Affairs until April 2006, was paid Cdn$65,625 as base compensation, but did not receive any bonus compensation, in respect of his service to the Company during the financial year ended December 31, 2006. Dr. Siegel was paid a severance in the amount of Cdn$450,000 when he left the Company in April 2006. See “Additional Information on Executive Compensation—Employment Contracts—Irving J. Siegel”.

Post-Employment Compensation

All of the Named Executive Officers have a severance entitlement pursuant to their respective employment agreements. Had their employment with the Company been terminated without cause as at December 31, 2006, the Company would have been obligated to make severance payments of Cdn$1,714,117, Cdn$178,040, Cdn$909,547 and $100,000, $205,000 and $199,875 to Mr. Vamvakas, Mr. Dumencu, Mr. Reeves, Mr. Parks and Dr. Eldridge, respectively. See also “Additional Information on Executive Compensation—Employment Contracts”.

Directors’ Compensation

Our general philosophy toward directors’ compensation is that directors should be paid fairly for the work, time and effort required to serve on the Board, that directors’ compensation should align their interests with those of stockholders and that the structure of directors’ compensation should be straightforward and transparent. The Company compensates only non-executive directors for serving on the Board.

Directors’ compensation during the financial year ended December 31, 2006 is described under “Additional Information on Executive Compensation—Compensation of Directors” and “—Director Compensation Table”.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas N. Davidson                                   Jay T. Holmes                                           Georges Noël

                Gilbert S. Omenn                                           Adrienne L. Graves

ADDITIONAL INFORMATION ON EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation earned during the financial year ended December 31, 2006 by:

•	the Chief Executive Officer;
•	each individual who served as the Chief Financial Officer during the financial year ended December 31, 2006;
•
the three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) who were serving as executive officers at the end of the financial year ended December 31, 2006; and

•
a former executive officer who would have been among the Company’s three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) during the financial year ended December 31, 2006, had he remained as an executive officer on December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)

Elias Vamvakas(4)	2006	182,188(5)	—	499,219	18,445	699,852
Chairman and Chief Executive Officer

William G. Dumencu(4)	2006	147,508	10,542	44,888	—	202,938
Chief Financial Officer and Treasurer (between September 2003 and May 2005; and from April 2006 to the present) Vice President, Finance (between June 2005 and April 2006)

John Y. Caloz(4)	2006	66,940(6)	—	—	210,909	277,849
Chief Financial Officer and Treasurer (between June 2005 and April 2006)

Thomas P. Reeves(7)	2006	274,353	48,297	186,553	89,821	599,024
President and Chief Operating Officer

Stephen B. Parks	2006	200,000	43,333	315,311	—	558,644
Vice President, Sales (from October 2005 to the present)

David Eldridge	2006	195,000	13,203	44,888	—	253,091
Vice President, Science and Technology

Irving J. Siegel(4)	2006	56,264(8)	—	—	404,564	460,828
Vice President, Clinical Affairs (between September 2004 and April 2006)

__________________________________

(1)
The values set forth in this column are based on the aggregate grant date fair value of stock option awards, computed in accordance with the provisions of SFAS No. 123R and reflect the expense recorded in 2006 in accordance with the provisions of SFAS No. 123R. These stock options include performance-based and time-based stock options granted prior to, and during, the financial year ended December 31, 2006. Information regarding the assumptions used to estimate the fair value of these stock option awards in accordance with the provisions of SFAS No. 123R appears in note 14(e) to the consolidated financial statements of the Company which are included in the Company’s Annual Report on Form 10-K/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2007.

(2)
The values in this column also include the incremental fair value of the then out-of-the-money stock options which were re-priced by the Company during 2006. The incremental fair value of the re-priced stock options, which were granted to the Named Executive Officers prior to the financial year ended December 31, 2006, was computed in accordance with the provisions of SFAS No. 123R. See “—Re-Pricing of Options”.

(3)
These amounts do not include the value of perquisites received by Dr. Eldridge as the aggregate value of such perquisites did not exceed $10,000. Although Mr. Dumencu is entitled to reimbursement by the Company of the costs of preparation of his annual income tax return, he did not exercise such entitlement during the financial year ended December 31, 2006.

(4)
All cash compensation paid to Messrs. Vamvakas, Dumencu and Caloz and Dr. Siegel was paid in Canadian dollars. Amounts paid during 2006 have been converted to U.S. dollars at the year-end exchange rate of Cdn$1.16638 to $1.00.

(5)	Reflects salary earned by Mr. Vamvakas during the period from January 1, 2006 to June 30, 2006 inclusive.
(6)	Mr. Caloz served as the Chief Financial Officer and Treasurer until the termination of his employment in April 2006.
(7)
Cash compensation paid to Mr. Reeves as an employee of OccuLogix was paid in Canadian dollars, and that amount has been converted to U.S. dollars at the year-end exchange rate of Cdn$1.16638 to $1.00. Compensation paid to Mr. Reeves as a consultant of OccuLogix is included in the column headed “All Other Compensation” and was paid in U.S. dollars.

(8)	Dr. Siegel served as the Vice President, Clinical Affairs until the termination of his employment in April 2006.

All Other Compensation Table

The following table sets forth each component of the column headed “All Other Compensation” in the Summary Compensation Table.

Name	Severance	Consulting Fees	Car Allowance	Club Membership	Tax Return Preparation	Total
	($)	($)	($)	($)	($)	($)

Elias Vamvakas	—	—	5,144	13,301	—	18,445

John Y. Caloz	210,909	—	—	—	—	210,909

Thomas P. Reeves	—	58,668	10,288	15,809	5,056	89,821

Irving J. Siegel	385,809	18,755	—	—	—	404,564

Grants of Plan-Based Awards Table

The following table sets forth the grant of OccuLogix stock options for the financial year ended December 31, 2006 to Mr. Vamvakas. There were no individual grants of OccuLogix stock options to the other Named Executive Officers during the financial year ended December 31, 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards
		(#)	($/share)

Elias Vamvakas(1)	08/03/2006	300,000	1.90

______________________________

(1)
Mr. Vamvakas was paid in cash for his services to the Company during the period from January 1, 2006 to June 30, 2006 inclusive. For the balance of the year, Mr. Vamvakas agreed to accept 300,000 stock options under the 2002 Stock Option Plan in lieu of cash payment of (1) his base salary, pro rated for the period from July 1, 2006 to December 31, 2006 inclusive, and (2) Cdn$308,750 representing the maximum amount that would have been payable to him as bonus compensation for the year. The number of stock options awarded to Mr. Vamvakas was determined using the Black-Scholes valuation method, based on an attributed value of $2.05 per share of the Company’s common stock underlying his stock options—being the exercise price to which the exercise price of all of the outstanding stock options of the Company that were out-of-the-money on June 23, 2006 was adjusted, following receipt of approval for such adjustment from the Company’s stockholders at the Company’s annual meeting held on June 23, 2006. Mr. Vamvakas’ stock options were exercisable immediately upon grant on August 3, 2006 and will remain exercisable until August 3, 2016, notwithstanding any earlier disability or death of Mr. Vamvakas or any earlier termination of his service to the Company.  See "—Re-pricing of Stock Options".

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information regarding the Named Executive Officers’ holdings of OccuLogix stock options as of the end of the financial year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Options Expiration Date
		(#)	(#)	(#)	($)

Elias Vamvakas	08/03/2006(1)	300,000	—	—	1.90	08/03/2016
	03/30/2005(2)	—	150,000	—	2.05	03/30/2015
	07/01/2003(3)	500,000	—	—	0.99	07/01/2013
	08/01/2002(4)	4,583	—	—	1.30	08/01/2012

William G. Dumencu	03/30/2005(2)	—	60,000	—	2.05	03/30/2015
	08/01/2003(3)	100,000	—	—	0.99	08/01/2013

Thomas P. Reeves	03/30/2005(2)	—	105,000	—	2.05	03/30/2015
	12/16/2004(5)	300,000	—	—	2.05	12/16/2014

Stephen B. Parks	10/04/2005(6)	66,667	133,333	—	2.05	10/04/2015
	10/04/2005(7)	—	100,000	—	2.05	10/04/2015(8)

David C. Eldridge	03/30/2005(2)	—	60,000	—	2.05	03/30/2015
	07/01/2003(3)	59,798	—	—	0.99	07/01/2013

Irving J. Siegel	08/01/2003(9)	280,000	—	—	0.99	08/01/2013

____________________________

(1)
Exercisable immediately upon grant and will remain exercisable until the expiration date, notwithstanding any earlier disability or death of Mr. Vamvakas or any earlier termination of his service to the Company.

(2)
As of the date of this proxy statement, exercisable as to 75% when and if OccuLogix receives the approval that it is seeking from the U.S. Food and Drug Administration for the RHEO™ System for use in the Rheopheresis™ treatment of dry age-related macular degeneration.

(3)	Fully vested and exercisable upon the closing of OccuLogix’s initial public offering of shares of its common stock on December 16, 2004.
(4)
Exercisable immediately upon grant and will remain exercisable until the earlier of (i) the expiration date and (ii) the last date for exercise following the termination of Mr. Vamvakas’ service to the Company.

(5)	On December 11, 2005, the Board approved accelerating the vesting of unvested stock options granted prior to December 31, 2004 to employees, officers and directors.
(6)	Exercisable as to (i) 33⅓% on Oct. 4, 2006, (ii) 33⅓% on Oct. 4, 2007 and (iii) 33⅓% on Oct. 4, 2008.
(7)
Exercisable if OccuLogix achieves a minimum of $250,000,000 of aggregate net sales over four consecutive fiscal quarters occurring prior to January 1, 2011 (net of marketing discounts, volume discounts, sales discounts and other like discounts), on the date that the Board approves the financial statements covering the last of the aforementioned four consecutive fiscal quarters.

(8)	Jan. 1, 2011 if the vesting condition is not met; otherwise, October 4, 2015.
(9)
Fully vested and exercisable upon the closing of OccuLogix’s initial public offering of shares of its common stock on December 16, 2004. These stock options will remain exercisable until the expiration date, notwithstanding any earlier disability or death of Dr. Siegel or any earlier termination of his service to the Company. Dr. Siegel’s employment was terminated in April 2006.

Re-Pricing of Stock Options

At the last annual meeting of the stockholders of the Company held on June 23, 2006, the stockholders of the Company approved the re-pricing of all then out-of-the-money stock options of the Company as approximately 66.7% of the Company’s outstanding stock options had exercise prices that were significantly higher than the then current market price of OccuLogix’s common stock. The Company believed that these stock options were not providing an effective incentive for the Company’s management, employees and third party consultants. The exercise price of all outstanding stock options of the Company that, on June 23, 2006, was greater than $2.05, being the weighted average trading price of the Company’s common stock on NASDAQ during the five-trading day period immediately preceding June 23, 2006, was adjusted downward to $2.05.

The following table sets forth the number of OccuLogix stock options held by the Named Executive Officers as at December 31, 2006 which were re-priced during the financial year ended December 31, 2006, together with the incremental fair value of the re-priced stock options, which was computed in accordance with the provisions of SFAS No. 123R.

Name	Grant Date	Number of Securities Underlying Options Re-Priced	Incremental Fair Value of Re-Priced Options(1)
		(#)	($)

Elias Vamvakas	03/30/2005	150,000	31,500

William G. Dumencu	03/30/2005	60,000	12,600

Thomas P. Reeves	03/30/2005	105,000	22,050
	12/16/2004	300,000	108,000

Stephen B. Parks	10/04/2005	200,000	40,000
	10/04/2005	100,000	26,000

David C. Eldridge	03/30/2005	60,000	12,600

________________________________

(1)
The incremental difference in value is measured as the excess, if any, of the fair value of the modified award determined in accordance with the provisions of SFAS No. 123R over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at the date of the modification. SFAS No. 123R provides that this incremental fair value, plus the remaining unrecognized compensation cost from the original measurement of the fair value of the old option, must be recognized over the remaining vesting period.

Stock Option Exercises in 2006

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)

Irving J. Siegel	20,000	24,800(1)

________________________________

(1)
This amount was calculated by multiplying the number of shares acquired upon the exercise of these stock options by the difference between the respective per share closing prices on NASDAQ of the Company’s common stock on the dates of exercise and the per share exercise price of these stock options.

Compensation of Directors

Directors who are not employees are entitled to receive an attendance fee of $2,500 in respect of each Board meeting attended in person, $1,000 in respect of each committee meeting attended in person and $500 in respect of each meeting attended by phone. Directors also receive an annual fee of $15,000. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board. In addition, non-employee directors are entitled to receive stock options to acquire shares of OccuLogix’s common stock under the 2002 Stock Option Plan. The chairman of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee also receives an annual fee of $5,000.

In August 2006, in exchange for stock options under the 2002 Stock Option Plan, each of the directors (other than Mr. Vamvakas who is not remunerated by the Company for his services as a director) agreed to forego the cash remuneration to which he or she would have been entitled to receive from the Company during the second, third and fourth quarters of 2006 in respect of (i) his or her annual director’s fee, (ii) in the case of those directors who chair a committee of the Board, his or her fee for chairing such committee and (iii) his or her fee for attending the quarterly in-person meetings of the Board. Each director who is a chair of a committee of the Board received 15,000 stock options, and each director who is not a chair of a committee of the Board received 12,500 stock options. The numbers of these stock options were determined to be 8% higher in value than the cash remuneration to which the directors would have been entitled during the second, third and fourth quarters of 2006 and were determined using the Black-Scholes valuation method, based on an attributed value of $2.05 per share of the Company’s common stock underlying these stock options—being the exercise price to which the exercise price of all of the outstanding stock options of the Company that were out-of-the-money on June 23, 2006 was adjusted, following receipt of approval for such adjustment from the Company’s stockholders at the Company’s annual meeting held on June 23, 2006. These stock options were exercisable immediately upon grant and will remain exercisable until the tenth anniversary of the date of their grant, notwithstanding any earlier disability or death of the holder thereof or any earlier termination of his or her service to the Company. The per share exercise price of these stock options is $1.90.

In March 2007, in exchange for stock options under the 2002 Stock Option Plan, each of the directors (other than Mr. Vamvakas) agreed to forego the cash remuneration to which he or she would have been entitled to receive from the Company during the financial year ended December 31, 2007 in respect of (i) his or her annual director’s fee, (ii) in the case of those directors who chair a committee of the Board, his or her fee for chairing such committee and (iii) his or her fee for attending the quarterly in-person meetings of the Board. Each director who is a chair of a committee of the Board received 30,000 stock options, and each director who is not a chair of a committee of the Board received 25,000 stock options. The numbers of these stock options were determined to be 8% higher in value than the cash remuneration to which the directors would have been entitled during the financial year ended December 31, 2007 and were determined using the Black-Scholes valuation method, based on an attributed value of $1.61 per share of the Company’s common stock underlying these stock options. The number of stock options granted to each director, calculated using this methodology, was then rounded up to the nearest 1,000. These stock options were exercisable immediately upon grant and will remain exercisable until the tenth anniversary of the date of their grant, notwithstanding any earlier disability or death of the holder thereof or any earlier termination of his or her service to the Company. The per share exercise price of these stock options is $1.82.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2)	Option Awards(3)(4)	All Other Compensation	Total
	($)	($)	($)	($)

Thomas N. Davidson	19,500	50,794(5)	—	70,294

Jay T. Holmes	20,500	50,794(5)	—	71,294

Georges Noël	17,500	41,794	—	59,294

Richard L. Lindstrom	9,250	47,569(5)	—	56,819

Gilbert S. Omenn	14,250	33,535	—	47,785

Adrienne L. Graves	18,250	30,946	—	49,196

___________________________________

(1)
Mr. Vamvakas does not receive any compensation for his services as a director of the Company. All compensation paid to Mr. Vamvakas by the Company during 2006 for his services as the Chief Executive Officer is disclosed in the Summary Compensation Table and the Grant of Plan-Based Awards Table.

(2)
Reflects cash remuneration that each director received from the Company, for the first quarter of 2006, in respect of annual directors’ fees and fees for attending Board and committee meetings. For each of the second, third and fourth quarters of 2006, the directors received cash remuneration only for attending committee meetings and Board meetings held by telephone.

(3)
In exchange for these stock options, each of the directors agreed to forego the cash remuneration which he or she would have been entitled to receive from the Company during the second, third and fourth quarters of 2006 in respect of (i) his or her annual director's fee, (ii) in the case of those directors who chair a committee of the Board, his or her fee for chairing such committee and (iii) his or her fee for attending the quarterly in-person meetings of the Board. The number of stock options awarded to the directors was determined using the Black-Scholes valuation method, based on an attributed value of $2.05 per share of the Company’s common stock underlying his or her stock options (being the exercise price to which the exercise price of all of the outstanding stock options of the Company that were out-of-the-money on June 23, 2006 was adjusted, following receipt of approval for such adjustment from the Company’s stockholders at the Company’s annual meeting held on June 23, 2006) and was determined to be 8% higher in value than the cash remuneration to which the directors would have been entitled during the second, third and fourth quarters of 2006. These stock options were exercisable immediately upon grant on August 3, 2006 and will remain exercisable until August 3, 2016, notwithstanding any earlier disability or death of the holder or any earlier termination of his or her service to the Company.

(4)
The values set forth in this column are based on the aggregate grant date fair value of stock option awards, computed in accordance with the provisions of SFAS No. 123R, and reflect the expense recorded in 2006 in accordance with the provisions of SFAS No. 123R. Information regarding the assumptions used to estimate the fair value of these stock option awards in accordance with the provisions of SFAS No. 123R appears in note 14(e) to the consolidated financial statements of the Company which are included in the Company’s Annual Report on Form 10-K/A filed with the SEC on March 29, 2007.

(5)
Includes the incremental fair value, calculated in accordance with the provisions of SFAS No. 123R, of stock options which were re-priced during the financial year ended December 31, 2006. See “—Re-pricing of Stock Options”.

Employment Contracts

Elias Vamvakas

OccuLogix entered into an employment agreement with Mr. Vamvakas, who is the Company’s Chairman of the Board and Chief Executive Officer, on July 30, 2004. Mr. Vamvakas receives an annual base salary of Cdn$475,000. At the discretion of the Compensation Committee, Mr. Vamvakas is entitled to an annual bonus of up to 100% of his annual base salary. Mr. Vamvakas is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Vamvakas’s employment may be terminated for cause (as defined in the agreement) or without cause upon 24 months’ notice. If Mr. Vamvakas is terminated for any reason other than cause, he is entitled to a lump sum payment equal to 24 months of his salary and bonus (which amount will equal the average annual bonus earned by him during his employment with the Company), provided that the total lump sum payment is no less than $1,400,000. In addition, in the event that Mr. Vamvakas voluntarily terminates his employment within six months of a change of control (as defined in the agreement), Mr. Vamvakas is entitled to a lump sum payment equal to 12 months of his salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

John Y. Caloz

On May 18, 2005, OccuLogix entered into an employment agreement with Mr. Caloz, who was the Company’s Chief Financial Officer and Treasurer from June 2005 to April 2006. His annual base salary was Cdn$240,000. At the Company’s discretion, based on performance criteria agreed upon by OccuLogix’s Chairman of the Board and Chief Executive Officer and the Compensation Committee, Mr. Caloz was entitled to an annual bonus of 50% of his annual base salary and, in respect of his first year of employment with the Company, a guaranteed minimum bonus payment of 20% of his annual base salary, pro rated to the number of days during which he was employed by the Company during that year.

Mr. Caloz’s employment was terminated without cause as of April 13, 2006, and he was paid a severance in the amount of Cdn$246,000 in a lump sum. The agreement contained non-compete and confidentiality covenants for the Company’s benefit which survive the termination of the agreement.

William G. Dumencu

OccuLogix entered into an employment agreement with Mr. Dumencu, who is the Company’s Chief Financial Officer and Treasurer, on August 1, 2003. Between June 2005 and April 2006, Mr. Dumencu served as the Company’s Vice President, Finance. His annual base salary is Cdn$178,040. At the Company’s discretion, based on specific measurable objectives, he is entitled to an annual bonus of 25% of his annual base salary. Mr. Dumencu is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Dumencu’s employment may be terminated for cause (as defined in the agreement) or without cause upon 60 days’ notice. If Mr. Dumencu’s employment is terminated without cause (as defined in the agreement), he is entitled to receive severance equal to 12 months’ salary, payable in equal monthly instalments or a lump sum, at Mr. Dumencu’s option.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Thomas P. Reeves

OccuLogix entered into an employment agreement with Mr. Reeves, who is the Company’s President and Chief Operating Officer, in August 2004. Mr. Reeves receives an annual base salary of Cdn$320,000 and professional fees of $50,000 per annum. At the discretion of the Chairman of the Board and/or the Compensation Committee, Mr. Reeves is entitled to an annual bonus of up to 80% of his annual base salary and his professional fees. Mr. Reeves is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Reeves’s employment may be terminated for cause (as defined in the agreement) or without cause upon 24 months’ notice. Where Mr. Reeves is terminated for any reason other than cause, he is entitled to a lump sum payment equal to 24 months of his salary and bonus (which amount will equal the average annual bonus earned by him during his employment with the Company) and a lump sum allowance of $100,000. In addition, in the event that Mr. Reeves voluntarily terminates his employment within six months of a change of control (as defined in the agreement), Mr. Reeves is entitled to a lump sum payment equal to 12 months of his salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Stephen B. Parks

OccuLogix entered into an employment agreement with Mr. Parks, who is the Company’s Vice President, Sales, in October 2005. Mr. Parks receives an annual base salary of $200,000. At the Company’s discretion, based on performance criteria agreed upon by OccuLogix’s President and Chief Operating Officer and OccuLogix’s Chairman of the Board and Chief Executive Officer and approved by the Compensation Committee, Mr. Parks is entitled to receive an annual bonus of up to 100% of his annual base salary. Mr. Parks has received stock options outside the 2002 Stock Option Plan.

Mr. Parks’ employment may be terminated for cause (as defined in the agreement). If Mr. Parks’ employment is terminated without cause (as defined in the agreement), he is entitled to receive a lump sum severance equal to 12 months’ salary plus a cash amount equal to 2.5% of his basic annual salary. Termination without cause would include a circumstance in which Mr. Parks voluntarily terminates his employment with the Company within 24 months of a change of control (as defined in the agreement) as a result of any material change in his responsibilities or status, a reduction of more than 10% of his basic annual salary, a material adverse effect on his benefits or any reason which a court would consider to amount to constructive dismissal.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

David C. Eldridge

OccuLogix entered into an employment agreement with Dr. David C. Eldridge, who is the Company’s Vice President, Science and Technology, on November 9, 2004. Dr. Eldridge receives an annual base salary of $195,000. At the discretion of the Compensation Committee, Dr. Eldridge is entitled to an annual bonus of up to 25% of his annual base salary. In addition, Dr. Eldridge became entitled to a one-time bonus of $15,000 upon the closing of the initial public offering of shares of OccuLogix’s common stock. Dr. Eldridge is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Dr. Eldridge’s employment may be terminated for cause (as defined in the agreement). If Dr. Eldridge’s employment is terminated without cause (as defined in the agreement), he is entitled to receive a lump sum severance equal to 12 months’ salary plus a cash amount equal to 2.5% of his basic annual salary. Termination without cause would include a circumstance in which Dr. Eldridge voluntarily terminates his employment with the Company within 24 months of a change of control (as defined in the agreement) as a result of any material change in his responsibilities or status, a reduction of more than 10% of his basic annual salary, a material adverse effect on his benefits or the imposition on him of any requirement that he be based anywhere other than Tulsa, Oklahoma.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Irving J. Siegel

On August 1, 2003, Occulogix entered into an employment agreement with Dr. Irving J. Siegel, who was the Company’s Vice President, Clinical Affairs until April 2006. The agreement subsequently was amended on September 1, 2005. Dr. Siegel received an annual base salary of Cdn$225,000. At the discretion of the Board, Dr. Siegel was entitled to an annual bonus of up to 33⅓% of his annual base salary. Dr. Siegel was entitled to receive, and received, stock options pursuant to the 2002 Stock Option Plan.

Dr. Siegel’s employment was terminated without cause as of April 13, 2006, and he was paid a severance in the amount of Cdn$450,000 in a lump sum. The agreement contained non-compete and confidentiality covenants for the Company’s benefit which survive the termination of the agreement.

Employee Benefit Plans

Stock Option Plan

OccuLogix adopted the 2002 Stock Option Plan in June 2002, and OccuLogix’s stockholders approved the 2002 Stock Option Plan in June 2002. In November 2004, prior to the initial public offering of shares of Occulogix’s common stock, an amendment to the 2002 Stock Option Plan to increase the shares of the Company’s common stock reserved for issuance under the 2002 Stock Option Plan and to permit share appreciation rights to be granted with stock options was adopted. A share appreciation right allows the participant to request a cash payment equal to the difference between the fair market value of a share and the exercise price. The Company will have the option of paying cash or delivering common stock on the exercise of a share appreciation right. Stock options under the 2002 Stock Option Plan shall be granted within ten years from June 13, 2002. The 2002 Stock Option Plan provides for the grant of the following:

•	incentive stock options, as defined under the Internal Revenue Code, which may be granted solely to the Company’s employees, including officers; and

•	nonstatutory stock options, which may be granted to the Company’s directors, consultants or employees, including officers.

OccuLogix Corporation, a predecessor company, adopted a stock option plan in 1997, or the 1997 plan. When the 2002 Stock Option Plan was adopted, the 1997 plan was terminated and the number of shares of common stock reserved for issuance under the 2002 Stock Option Plan was reduced by the number of shares of common stock issuable under stock options granted under the 1997 plan.

Share Reserve

Following amendment of the 2002 Stock Option Plan, an aggregate of 4,456,000 shares of Occulogix’s common stock, representing 10.6% of the then issued and outstanding shares of OccuLogix’s common stock, was reserved for issuance under the 2002 Stock Option Plan and the 1997 plan. The number of shares of OccuLogix’s common stock currently reserved for issuance under the 2002 Stock Option Plan and the 1997 plan is 4,086,072, and the number of shares of OccuLogix’s common stock available for further stock option grants is 350,351. Currently, stock options exercisable into 3,735,721 shares of OccuLogix’s common stock are outstanding, representing approximately 6.5% of the issued and outstanding shares of OccuLogix’s common stock.

Shares subject to stock options that expire, terminate, are repurchased or are forfeited under the 2002 Stock Option Plan or the 1997 plan will again become available for the grant of stock options under the 2002 Stock Option Plan. Shares issued under the 2002 Stock Option Plan may be previously unissued shares or reacquired shares bought on the market or otherwise or any combination thereof. If any shares subject to a stock option are not delivered to a participant because such shares are withheld for the payment of taxes or the stock option is exercised through a “net exercise”, the number of shares that are not delivered to the participant shall remain available for the grant of stock options under the 2002 Stock Option Plan. If the exercise price of any stock option is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall remain available for the grant of stock options under the 2002 Stock Option Plan. If a share appreciation right is exercised, the shares subject to the related stock option shall remain available for the grant of stock options under the 2002 Stock Option Plan.

Administration

The 2002 Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 2002 Stock Option Plan, the Compensation Committee determines recipients, the numbers and types of stock options to be granted and the terms and conditions of the stock options, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of stock options granted under the 2002 Stock Option Plan and may reprice such stock options, which includes reducing the exercise price of any outstanding stock option, canceling a stock option in exchange for cash or another equity option or any other action that is treated as a repricing under generally accepted accounting principles.

Stock options are granted pursuant to stock option agreements. The exercise price for a stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. Fair market value is determined as the closing price of OccuLogix’s common stock on NASDAQ on the date of grant, provided that it is not lower than the weighted average trading price of OccuLogix’s common stock on NASDAQ during the five-trading day period immediately preceding the date of grant, in which case, fair market value is determined as such weighted average trading price.

In general, the term of stock options granted under the 2002 Stock Option Plan may not exceed ten years and, in certain circumstances, may be shorter. Unless the terms of an optionee’s stock option agreement provide for earlier or later termination, if an optionee’s service relationship with the Company, or any of its affiliates, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested stock options for up to 12 months from cessation of service or such longer period as the Board, in its discretion, determines. If an optionee’s service relationship with the Company, or any of its affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested stock options for up to three months from cessation of service or such longer period as the Board, in its discretion, determines.

Acceptable consideration for the purchase of common stock issued under the 2002 Stock Option Plan will be determined by the Board and may include cash, common stock previously owned by the optionee, the net exercise of the stock option, consideration received in a “cashless” broker-assisted sale and other legal consideration approved by the Board.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the stock option following the optionee’s death.

Limitations

The 2002 Stock Option Plan places no limitation on the number of shares of OccuLogix’s stock available for issuance to insiders of OccuLogix or to any one person.

Incentive stock options may be granted only to OccuLogix’s employees. The aggregate fair market value, determined at the time of grant, of shares of Occulogix’s common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of the Company’s stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock options under the 2002 Stock Option Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such stock options, such stock options will be terminated if not exercised prior to the effective date of the corporate transaction.

Plan Amendments

Subject to certain limits, the Board has authority to amend or terminate the 2002 Stock Option Plan. No amendment or termination of the 2002 Stock Option Plan shall adversely affect any rights under stock options already granted to a participant unless agreed to by the affected participant or required to comply with applicable law. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-United States jurisdiction applicable to options granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2002 Stock Option Plan in such a manner and to such a degree as required and will obtain stockholder approval to any increase in the maximum number of shares of common stock reserved for issuance under the 2002 Stock Option Plan. Stockholders of the Company are being asked to approve an increase in the share reserve under the 2002 Stock Option Plan by 2,000,000, from 4,456,000 to 6,456,000, and to approve certain additional amendments to the 2002 Stock Option Plan.  See “Proposal III—Increase in the Share Reserve under the 2002 Stock Option Plan” and "Proposal IV—Additional Amendments to the 2002 Stock Option Plan".

Options Granted Under the 1997 Plan and the 2002 Stock Option Plan

As of December 31, 2006, there were an aggregate of 3,665,221 stock options outstanding under the 1997 plan and the 2002 Stock Option Plan.

Options Granted Outside the 1997 Plan and the 2002 Stock Option Plan

In addition to the stock options referred to above, at December 31, 2006, there were 572,000 stock options outstanding that were granted outside the 1997 plan and the 2002 Stock Option Plan. 300,000 of such stock options were inducement grant options awarded to Mr. Parks in connection with his joining the Company as Vice President, Sales in October 2005, and the balance of such stock options, numbering 272,000, was granted prior to 2002 and prior to the time when the Company became an SEC registrant and a Canadian reporting issuer and shares of its common stock became listed on any exchange.

The following table sets forth certain information, as of December 31, 2006, with respect to each equity plan or arrangement pursuant to which options, warrants or rights to purchase shares of OccuLogix’s common stock have been granted.

Equity Compensation Plan Information as of December 31, 2006

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in the first column)
As of December 31, 2006
Equity compensation plans approved by stockholders	3,665,221	$1.71	420,851
Equity compensation plans not approved by stockholders	572,000	$2.01	--
Total	4,237,221	$1.75	420,851

U.S. Federal Income Tax Consequences of Stock Options Granted under the 2002 Stock Option Plan

The U.S. federal income tax treatment for the two types of stock options available under the 2002 Stock Option Plan—incentive stock options and nonstatutory stock options—differs as described below.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the stock options grant, and, generally, no taxable income is recognized at the time the stock options are exercised. However, the optionee will recognize taxable income in the year in which the shares underlying the stock options (the “purchased shares”) are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years from the date of grant and more than one year from the date of exercise. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the purchased shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the purchased shares, then the excess of (i) the fair market value of those shares on the exercise date (or the fair market value on the date on which the shares are disposed of, if less) over (ii) the exercise price paid for those shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of those shares on the stock options exercise date (or the fair market value on the date on which the shares are disposed of, if less) over (ii) the exercise price paid for those shares. In no other instances, will the Company be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Nonstatutory Stock Options

No taxable income is recognized by an optionee upon the grant of nonstatutory stock options which do not have a readily ascertainable fair market value and are not transferable. Stock options granted under the 2002 Stock Option Plan do not have a readily ascertainable fair market value and are not transferable. In general, the optionee will recognize ordinary income in the year in which stock options are exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory stock options. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the optionee.

This summary is of a general nature only, is not exhaustive of all U.S. federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular optionee. Accordingly, optionees are urged to consult their own tax advisors with respect to their particular circumstances.

Canadian Income Tax Consequences of Stock Options Granted under the 2002 Stock Option Plan

Stock options granted under the 2002 Stock Option Plan do not result in taxable income having to be recognized by the optionee at the time of grant. At the time that the optionee exercises his or her stock options, he or she will be required to recognize, as ordinary income, an amount equal to the excess of the fair market value of the shares underlying the exercised stock options on the exercise date over the exercise price paid for those shares. The optionee will also be allowed a deduction equaling 50% of the income recognized, which, in effect, will provide the optionee capital gains treatment of the income so recognized.

The Company will not be entitled to an income tax deduction with respect to the optionee’s exercise of his or her stock options or the disposition of the underlying shares.

This summary is of a general nature only, is not exhaustive of all Canadian income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular optionee. Accordingly, optionees are urged to consult their own tax advisors with respect to their particular circumstances.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of OccuLogix. Elias Vamvakas, OccuLogix’s Chief Executive Officer, Secretary and Chairman of the Board, served during the last completed fiscal year, and continues to serve, on TLC Vision’s board of directors. Other than Mr. Vamvakas, none of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or the board of directors of any other entity that has one or more executive officers serving as a member of the Board (of OccuLogix) or the Compensation Committee (of OccuLogix).

STATEMENT OF CORPORATE GOVERNANCE POLICIES

Mandates of the Board and Management

The mandate of the Board is to supervise the management of OccuLogix’s business and affairs and to act with a view to the best interests of the Company. The role of the Board focuses on governance and stewardship rather than on the responsibility of managing the day-to-day operations of the Company. The Board’s role is to set corporate direction, to assign responsibility to management for the achievement of that direction, to define executive limitations and to monitor performance against those objectives and executive limitations. At the present time, the Board’s mandate is unwritten. However, the members of the Board discuss regularly the appropriate role of the Board, with a view to ensuring ongoing agreement regarding the Board’s mandate and ensuring its effective execution.

Responsibilities of the Chairman of the Board include providing overall leadership to the Board, assuming primary responsibility for the operation and functioning of the Board, ensuring compliance with the governance policies of the Board and taking a leadership role in ensuring effective communication and relationships between the Company, on the one hand, and stockholders, stakeholders and the general public, on the other. In the absence of a written position description for the Chairman of the Board, the Board ensures the execution of the role and responsibilities of the Chairman of the Board through active supervision of his work in that capacity.

Responsibilities of the Chief Executive Officer include the development and recommendation of corporate strategies and business and financial plans for the approval of the Board, managing the operations of the Company’s business in accordance with the strategic direction set by the Board, reporting management and performance information to the Board and developing a list of risk factors and informing the Board of the mechanisms in place to address those risks. The Board has not developed a written position description for the Chief Executive Officer. To date, the Board has delineated the role and responsibilities of the Chief Executive Officer orally and ensures their proper execution through the discipline of his yearly performance evaluation.

Composition of the Board; Election and Removal of Directors

The Board is currently comprised of the seven individuals nominated for election at the annual meeting. In accordance with the Company’s amended and restated by-laws, the number of directors comprising the Board will be determined from time to time by the Board. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election. TLC Vision is OccuLogix’s major stockholder and, until April 11, 2006, had the ability to exercise a majority of the votes attached to the outstanding shares of OccuLogix’s common stock for the election of directors. Currently, TLC Vision has the ability to exercise approximately 36.1% of the votes attached to the outstanding shares of OccuLogix’s common stock for the election of directors.

The Board believes Messrs. Davidson, Holmes and Noël and Drs. Graves and Omenn are independent directors under the guidelines of the Canadian securities regulatory authorities and under NASDAQ and SEC rules (covered below). The Board does not believe that Dr. Lindstrom is an independent director under such guidelines and rules as a result of certain business relationships that he and his associates have with TLC Vision and certain of its affiliates.

An independent director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding. In addition to attending Board and applicable committee meetings, the independent directors of the Company will meet regularly in executive sessions independent of management to discuss OccuLogix’s business and affairs. There were four such meetings during the financial year ended December 31, 2006.

The Chairman of the Board, Mr. Vamvakas, is not an independent director, and the Board does not have a lead director who is an independent director. However, each of the independent directors of the Company has a substantial amount of board and management experience and is able to provide the leadership and direction that an independent chairman or lead director would provide.

The Board, to date, has not implemented a formal procedure for assessing its effectiveness and contribution and those of its committees and individual directors. However, this assessment is conducted informally by Board members, on an ongoing basis. At the end of each of its quarterly meetings, Board members meet in executive session, without the presence of any members of management. Board members take these opportunities to engage in candid discussions regarding the performance of management—both team performance and individual performance. Board members also take these opportunities to raise any concerns about, and to discuss, issues relating to the practices and processes of the Board and its committees, the adequacy of information communicated by management to Board members, the composition of the Board, the Board’s culture and any other matter that any director sees fit to raise. The Chairman of the Board is excluded from these discussions, in the first instance, since he is not a non-executive director. However, to the extent that these discussions result in any proposed courses of action, the implementation of which would require the involvement of the Chairman of the Board (and it typically does), the Chairman of the Corporate Governance and Nominating Committee, or his designee, will confer with him afterward and enlist his assistance in the implementation of any directives of the Board emanating from these executive sessions.

Board members are actively aware of their duties to act in the best interests of the Company and its stockholders and to exercise independent judgment in considering matters that are brought to the Board. To that end, when a director or an officer of the Company has a material interest in such a matter, that interest is declared to the Board and, in the case of a director with a material interest, that director will recuse himself or herself from any decision of the Board in connection with such matter.

During the financial year ended December 31, 2006, there were four in-person meetings of the Board and 11 conference call meetings of the Board. The attendance record of each director is set forth in the table below:

Name of Director	Number of the Four (4) In-person Board Meetings Attended	Number of the 11 Conference Call Board Meetings Attended	Number of the One (1) In-person Audit Committee Meeting Attended	Number of the Four (4) Conference Call Audit Committee Meetings Attended	Number of the Four (4) Compensation Committee Meetings Attended	Number of the One (1) Corporate Governance and Nominating Committee Meeting Attended
Elias Vamvakas(1)	4	11	--	--	--	--
Thomas N. Davidson	4	10	1	3	4	1
Adrienne L. Graves	4	10	1	3	4	1
Jay T. Holmes	4	11	1	4	4	1
Richard L. Lindstrom(1)	4	6	--	--	--	--
Georges Noël	4	4	1	4	4	1
Gilbert S. Omenn(2)	3	9	--	--	3	1

(1)	Is not a member of any of the committees of the Board.

(2)	Is not a member of the Audit Committee.

Although the Company does not have a formal process in place for the orientation and education of new directors, the Company and the Board do take steps to educate new directors upon their appointment or election to the Board. Among other things, new directors are provided with binders of written materials to familiarize them with the Company and its business, and officers of the Company are made available to new directors for orientation and education purposes. Although the Board has not implemented a formal continuing education program for directors, they are at liberty to, and are encouraged to, make a request to participate in education programs, at the Company’s expense, if they feel that it would assist them in maintaining the skills and knowledge necessary to discharge their obligations as directors.

Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Company’s stock that are entitled to vote generally in the election of the Company’s directors. The Company’s amended and restated by-laws provide that, in the case of any vacancies among the directors, such vacancy may be filled with a candidate approved by the vote of a majority of the remaining directors.

The ability of the remaining directors to fill vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

At any meeting of the Board, a majority of the total number of directors then in office will constitute a quorum for all purposes.

The Company expects that all nominees to the Board will attend the annual meeting. All seven nominees to the Board as at June 23, 2006, the date of the last annual meeting of stockholders of the Company, attended that meeting.

Stockholders may contact non-management members of the Board by sending written communication to the Vice President, Investor & Public Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. All such written communication will be given to non-management members of the Board, unless it would be addressed more appropriately by others within the Company.

Committees of the Board

The Board has three committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee. Currently, there is no written position description for the chairman of any of the Board’s committees. The Board believes that the charter and the agreed mandate of each of the Board’s committees, together with the chairman’s own experience, provide adequate guidance to the chairman in the fulfilment of his role, and the carrying out of his responsibilities, as chairman of the relevant committee of the Board.

Audit Committee

The Audit Committee consists of Messrs. Holmes, Davidson and Noël and Dr. Graves, each of whom is an independent director. Furthermore, the Board has determined that Mr. Noël, the Audit Committee’s chairman, is an “audit committee financial expert” as defined by the rules of the SEC and NASDAQ. The principal duties and responsibilities of the Audit Committee are as follows:

•	to monitor the Company’s financial reporting process and internal control system;

•	to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

•	to oversee the performance of the Company’s internal audit function; and

•	to oversee the Company’s compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Compensation Committee consists of Messrs. Davidson, Holmes and Noël and Drs. Omenn and Graves, each of whom is an independent director. Mr. Davidson is the Compensation Committee’s chairman. The principal duties and responsibilities of the Compensation Committee are as follows:

•
to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for the Company’s senior management, and the disclosure relating to these matters;

•	to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

•	to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company and the remuneration of the Company’s directors; and

•	to provide oversight of the selection of officers, management succession planning, the performance of individual executives and related matters.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Davidson, Holmes and Noël and Drs. Omenn and Graves, each of whom is an independent director. Mr. Holmes is the Corporate Governance and Nominating Committee’s chairman. A copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website (www.occulogix.com).

The principal duties and responsibilities of the Corporate Governance and Nominating Committee are as follows:

•	to establish criteria for Board and committee membership and to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•
to ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) the oversight of strategic direction and development and the review of ongoing results of operations of the Company by the appropriate committee of the Board and (ii) the oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the stockholder base, receipt of stockholder feedback and response to stockholders concerns;

•	to monitor the quality of the relationship between management and the Board and to recommend improvements for ensuring an effective and appropriate relationship; and

•	to make recommendations to the Board regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee believes that the process it utilizes to identify and evaluate nominees to the Board brings forward individuals who possess the educational, professional and business qualification and personal qualities that are well suited to further the Company’s objectives. Although the Corporate Governance and Nominating Committee may avail itself of the services of professional search firms, to date, it only has received recommendations for nominees to the Board from existing directors and executive officers of the Company, key business partners of the Company and industry contacts. In evaluating any proposed nominee, the Corporate Governance and Nominating Committee will consider, among other things, the following factors: the proposed nominee’s experience, skills and other qualifications in view of the specific needs of the Board and the Company; diversity of backgrounds, skills and expertise; and demonstration by the proposed nominee of high ethical standards, integrity and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of nominees to the Board who are recommended by stockholders since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate. However, the Corporate Governance and Nominating Committee will receive and consider recommendations from stockholders. Stockholders may communicate with members of the Corporate Governance and Nominating Committee at any time by writing to the Vice President, Investor & Public Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2.

Code of Ethics

On December 4, 2004, the Board adopted a code of ethics that applies to the Company’s directors, officers and employees and which is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. On October 3, 2005, the Board adopted a revised code of ethics, entitled “OccuLogix, Inc. Code of Conduct”. A copy of this document can be requested free of charge by writing to, or calling, the Company’s Vice President, Investor & Public Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2, 905-602-0887. It is also available on the Company’s website (www.occulogix.com).

The Audit Committee has established an independent, toll-free Values Line (1-888-475-8376) which anyone with good faith concerns regarding accounting, internal accounting controls or auditing matters at the Company, or matters relating to compliance with the Company’s code of ethics, may call to report his or her concerns. The Values Line is available 24 hours a day and seven days a week. All concerns reported through the Values Line are communicated to the Audit Committee which will take appropriate action.

Outside Advisors

An individual director is able to engage an outside advisor at the expense of the Company in appropriate circumstances. The engagement of an external advisor by an individual director, as well as the terms of the retainer and the fees to be paid to the advisor, is subject to the prior approval of the Corporate Governance and Nominating Committee.

Stockholder Communications

The Board places great emphasis on its communications with stockholders. Stockholders will receive timely dissemination of information, and the Company has procedures in place to permit and encourage feedback from its stockholders. OccuLogix’s senior officers are available to stockholders, and, through the Vice President, Investor & Public Affairs, the Company seeks to provide clear and accessible information about the results of OccuLogix’s business and its future plans. OccuLogix has a website (www.occulogix.com) through which it makes available press releases, financial statements, annual reports, trading information and other information relevant to investors.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or under the Exchange Act.

The members of the Audit Committee are Messrs. Davidson, Holmes and Noël and Dr. Graves. Each member of the Audit Committee is independent in the judgment of the Board, as required by the current NASDAQ listing standards. Mr. Noël has been designated by the Board as the Audit Committee’s financial expert. The Audit Committee operates under the Charter of the Audit Committee adopted by the Board.

Management is responsible for preparing OccuLogix’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s primary responsibility is to oversee OccuLogix’s financial reporting process on behalf of the Board and to report the result of its activities to the Board, as described in the Charter of the Audit Committee. The principal recurring duties of the Audit Committee in carrying out its oversight responsibility include reviewing and evaluating the audit efforts of OccuLogix’s independent auditors, discussing with management and the independent auditors the adequacy and effectiveness of OccuLogix’s accounting and financial controls, and reviewing and discussing with management and the independent auditors the quarterly and annual financial statements of the Company.

The Audit Committee has reviewed and discussed with OccuLogix management the audited financial statements of the Company for the financial year ended December 31, 2006. The Audit Committee has also discussed with Ernst & Young LLP, the independent auditors of OccuLogix, the matters required to be discussed by the Statement on Auditing Standards No. 91 (Audit Committee Communications). The Audit Committee has also received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, the Audit Committee recommended to the Board that the audited financial statements of the Company as of December 31, 2006 and for the year then ended be included in the Company’s Annual Report on Form 10-K for the financial year ended December 31, 2006 for filing with the SEC.

Georges Noël Adrienne L. Graves	Thomas N. Davidson	Jay T. Holmes
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

OccuLogix maintains directors’ and officers’ liability insurance. Under this insurance coverage, the insurer pays, on OccuLogix’s behalf, for losses for which the Company indemnifies its directors and officers and, on behalf of individual directors and officers, losses arising during the performance of their duties for which OccuLogix does not indemnify them. The total limit for the policy is $10,000,000 per policy term, subject to a deductible of $500,000 per claim with respect to corporate indemnity provisions and $500,000 if the claim relates to securities law claims. The total premiums in respect of the directors’ and officers’ liability insurance for the financial year ended December 31, 2006 were approximately $368,650. The directors’ and officers’ liability insurance policy is effective from December 7, 2006 to December 7, 2007. The insurance policy does not distinguish between directors and officers as separate groups.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indebtedness of Directors and Officers

No officer, director or employee, or former officer, director or employee, of the Company or any of its subsidiaries, or associate of any such officer, director or employee is currently or has been indebted (other than routine indebtedness of employees and non-executive officers), at any time since January 1, 2006, to the Company or any of its subsidiaries.

Review and Approval of Related Party Transactions

The Company’s General Counsel is primarily responsible for reviewing all relationships and transactions in which the Company, on the one hand, and its significant stockholders or the Company’s directors and executive officers, or members of their respective immediate families, on the other hand, are participants and for assessing whether any of such persons has a direct or indirect material interest. The Company’s General Counsel is also primarily responsible for developing and implementing processes to obtain information relevant to such review from the Company’s significant stockholders and its directors and executive officers. Transactions that are determined to necessitate disclosure pursuant to the SEC’s rules are disclosed in the Company’s proxy statement and are brought to the Board for pre-approval or ratification, as the case may be. Any director who has a material interest in such a transaction (or whose family member has such a material interest) will declare his or her interest and will recuse himself or herself from any decision of the Board in connection with such matter.

Interests of Insiders in Prior and Proposed Transactions

TLC Vision

TLC Vision beneficially owns approximately 36.1% of the Company’s issued and outstanding common stock or approximately 33.8% on a fully diluted basis. Mr. Vamvakas, the Company’s Chairman and Chief Executive Officer, was the Chairman of TLC Vision from 1994 to June 2006 and the Chief Executive Officer of TLC Vision from 1994 to July 2004. He continues to serve on TLC Vision’s board of directors. Two other directors of TLC Vision, Mr. Davidson and Dr. Lindstrom, are also directors of OccuLogix.

TLC Vision provides to OccuLogix certain information technology and administrative support and also makes available certain of its employee benefit plans, including health and dental insurance plans, to employees of OccuLogix. During the financial year ended December 31, 2006, the Company paid to TLC Vision an aggregate of approximately Cdn$142,664 and $113,000 in respect of these services.

John Cornish and Apheresis Technologies, Inc. (“Apheresis Technologies”)

John Cornish is one of the Company’s stockholders and the Company’s Vice President, Operations. He was also one of the Company’s directors from April 1997 to September 2004. OccuLogix has a number of relationships with John Cornish and entities to which he is related.

Apheresis Technologies, of which John Cornish is the President, was spun off from OccuLogix in 2002, and, as a result, OccuLogix’s stockholders at the time, which did not include TLC Vision, became stockholders of Apheresis Technologies. John Cornish and his family are the most significant stockholders of Apheresis Technologies, holding an aggregate of approximately 25% of the outstanding stock of Apheresis Technologies. Diamed Medizintechnik GmbH (“Diamed”) and Hans Stock are currently stockholders of the Company and together own approximately 11% of the outstanding stock of Apheresis Technologies. Diamed is a significant stockholder of the Company, and Mr. Stock is the controlling shareholder of Diamed.

On June 25, 2003, OccuLogix entered into a reimbursement agreement with Apheresis Technologies. Pursuant to the reimbursement agreement, among other things, OccuLogix reimbursed Apheresis Technologies for 80% of John Cornish’s salary and benefits. Until April 1, 2005, Mr. Cornish did not have an employment agreement with OccuLogix and received no compensation from OccuLogix directly. Effective April 1, 2005, the reimbursement agreement with Apheresis Technologies was amended so that the Company no longer compensated Apheresis Technologies in respect of any salary paid to, or benefits provided to, Mr. Cornish by Apheresis Technologies and Mr. Cornish entered into an employment agreement with OccuLogix under which he received an annual base salary of $106,450 representing compensation to him for devoting 80% of his time to the business and affairs of the Company. Effective June 1, 2005, the Company amended its employment agreement with Mr. Cornish such that he began to receive an annual base salary of $116,723 for devoting 85% of his time to the business and affairs of the Company. Effective April 13, 2006, the Company further amended its employment agreement with Mr. Cornish such that his annual base salary was decreased to $68,660 in consideration of his devoting 50% of his time to the business and affairs of the Company. Mr. Cornish continues to participate in the Company’s bonus plan. To date, Mr. Cornish has been granted an aggregate of 180,000 stock options to acquire shares of the Company’s common stock, of which 150,000 stock options are outstanding as of the date of this proxy statement. These stock options have been granted to him in part for his service as a director and an officer of the Company and in part for the services he provides through Apheresis Technologies.

During the financial year ended December 31, 2006, Apheresis Technologies made available to OccuLogix, upon request, the services of certain of Apheresis Technologies’ employees and consultants on a per diem basis. During the financial year ended December 31, 2006, OccuLogix paid Apheresis Technologies $60,365 under this arrangement.

Mr. Cornish also owns and manages Cornish Properties, which leases space to OccuLogix in Palm Harbor, Florida, for clinical trial activities, office space and storage under a lease that will expire on December 31, 2007. During the financial year ended December 31, 2006, the Company paid rent to Cornish Properties in the amount of $32,940. Currently, the monthly lease cost is approximately $2,168.

Elias Vamvakas

On November 30, 2006, Mr. Vamvakas agreed to provide the Company with a standby commitment to purchase convertible debentures of the Company (“Convertible Debentures”) in an aggregate amount of $8,000,000 (the “Total Commitment Amount”). Pursuant to the Summary of Terms and Conditions, executed and delivered as of November 30, 2006 by the Company and Mr. Vamvakas, during the 12-month commitment term commencing on November 30, 2006, upon no less than 45 days’ written notice by the Company to Mr. Vamvakas, Mr. Vamvakas was obligated to purchase Convertible Debentures in the aggregate principal amount specified in such written notice. A commitment fee of 200 basis points was payable by the Company on the undrawn portion of the Total Commitment Amount. Any Convertible Debentures purchased by Mr. Vamvakas would have carried an interest rate of 10% per annum and would have been convertible, at Mr. Vamvakas’ option, into shares of the Company’s common stock at a conversion price of $2.70 per share. The Summary of Terms and Conditions further provided that if the Company closed a financing with a third party, whether by way of debt, equity or otherwise and there were no Convertible Debentures then outstanding, then the Total Commitment Amount was to be reduced automatically upon the closing of the financing by the lesser of (i) the Total Commitment Amount and (ii) the net proceeds of the financing. On February 6, 2007, the Company raised gross proceeds in the amount of $10,016,000 in a private placement of shares of its common stock and warrants. The Total Commitment Amount was therefore reduced to zero, thus effectively terminating Mr. Vamvakas’ standby commitment. No portion of the standby commitment was ever drawn down by the Company, and the Company paid Mr. Vamvakas a total of $29,808 in commitment fees in February 2007.

Doug P. Adams and Peter M. Adams

Prior to the Company’s acquisition of Solx, Inc. on September 1, 2006, Mr. Doug P. Adams served as the President and Chief Executive Officer of Solx, Inc. and was a significant stockholder of Solx, Inc. As of September 1, 2006, the closing date of the acquisition, Mr. Adams became an executive officer of the Company. The Company paid Mr. Adams a total of $1,005,791 and issued to him 1,309,329 shares of its common stock in consideration of his proportionate share of the purchase price of Solx, Inc. Mr. Adams is owed an additional amount of up to $2,663,084 by the Company in consideration of his proportionate share of the outstanding balance of the purchase price of Solx, Inc.

In addition, the Company paid Mr. Peter M. Adams, Doug P. Adams’ brother, a total of $229,967 and issued to him and his spouse an aggregate of 300,452 shares of its common stock in consideration of Mr. Peter M. Adams’ proportionate share of the purchase price of Solx, Inc. The Company owes Mr. Peter M. Adams an additional amount of up to $615,983 in consideration of his proportionate share of the outstanding balance of the purchase price of Solx, Inc.

None of the principal stockholders, senior officers or directors of the Company or the proposed nominees for election as directors of the Company, or any of their associates or subsidiaries, has any other interest in any other transaction since January 1, 2006 or any other proposed transaction that has materially affected or would materially affect the Company or its subsidiaries.

PRINCIPAL STOCKHOLDERS

The following table shows information regarding the beneficial ownership of the Company’s and TLC Vision Corporation’s common stock as of April 30, 2007 by:

•	each person who is known by OccuLogix to own beneficially more than 5% of the Company’s common stock;

•	each person who is a member of the Board;

•	each person who is one of the Company’s named executive officers; and

•	all persons who are members of the Board and the Company’s executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below is based on 57,303,895 shares of OccuLogix’s common stock outstanding as of April 30, 2007 and on 69,237,453 shares of TLC Vision’s common stock outstanding as at April 30, 2007. Common stock underlying stock options that are presently exercisable or exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. Except as otherwise noted, each person’s address is c/o OccuLogix, Inc., 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	TLC Vision Corporation Common Shares Beneficially Owned	Percentage of TLC Vision Common Shares Beneficially Owned
TLC Vision Corporation(1)	20,675,064	36.1%	--	*
Diamed Medizintechnik GmbH(2)	4,332,234	7.6%	--	*
Sowood Capital Management LP	3,648,649(3)	6.4%	5,581,368(3)	8.1%
Elias Vamvakas	824,583	1.4%	3,088,339	4.5%
William G. Dumencu	100,000	*	1,500	*
John Cornish	288,998(4)	*	--	*
Thomas P. Reeves	307,500	*	--	*
David C. Eldridge	154,424	*	--	*
Julie A. Fotheringham	80,000	*	450(5)	*
Stephen J. Kilmer	80,000	*	11,250	*
Suh Kim	--	*	--	*
Nozait Chaudry-Rao (Nozhat Choudry)	26,667	*	--	*
Stephen B. Parks	74,967	*	--	*
Thomas N. Davidson	123,000	*	106,954	*
Jay T. Holmes	94,000(6)	*	--	*
Richard L. Lindstrom	70,000	*	108,500	*
Georges Noël	70,000	*	--	*
Gilbert S. Omenn	40,000	*	--	*
Adrienne L. Graves	40,725	*	--	*
All directors and executive officers as a group (16 persons)	2,326,802(7)	4.1%	3,316,543(8)	4.8%

* Less than 1%.
(1) Of such shares, 2,886,688 are owned directly by TLC Vision and 17,788,376 are owned by TLC Vision (USA) Corporation, a wholly-owned subsidiary of TLC Vision. TLC Vision is a widely held public company. TLC Vision’s address is 5280 Solar Drive, Suite 100, Mississauga, Ontario, L4W 5M8.
(2) Diamed is controlled by Mr. Hans Stock. Diamed’s address is Stadtwaldgürtel 77, 50935 Köln, Germany.
(3) Based on a review of its most recent Schedule 13D filing.
(4) 36,062 shares are beneficially owned by Mr. Cornish’s wife.
(5) 450 shares are beneficially owned by Ms. Fotheringham’s husband.
(6) 12,000 shares are beneficially owned by Mr. Holmes’ wife.
(7) This does not include family members of directors or executive officers. This includes 2,007,139 shares of common stock related to stock options currently outstanding.
(8) This does not include family members of directors or executive officers. This includes 417,000 shares of common stock related to stock options currently outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires OccuLogix’s directors, certain officers and persons who own more than 10% of a registered class of OccuLogix’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such directors, officers and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) reports they file. OccuLogix assists its directors and officers in preparing their Section 16(a) reports.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

We expect that a number of brokers with account holders who are OccuLogix stockholders will be “householding” the OccuLogix proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

OccuLogix knows of no other matter to come before the annual meeting other than the matters referred to in the notice of meeting.

DIRECTORS’ APPROVAL

The contents and sending of this proxy statement have been approved by the Board.

                                                                                    By Order of the Board

                                                                                    /s/ Elias Vamvakas
                                                                                    Elias Vamvakas
                                                                                    Chairman of the Board, Chief Executive Officer and Secretary

Mississauga, Ontario
April 30, 2007

A copy of the Company’s Annual Report filed with the SEC on Form 10-K/A for the financial year ended December 31, 2006 is available on the Company’s website (www.occulogix.com) and without charge upon written request to: Secretary, OccuLogix, Inc., 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. Additional information regarding the Company can be found on the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (known as EDGAR) (www.sec.gov) and on SEDAR (www.sedar.com).

APPENDIX A

RESOLUTION

RESOLVED THAT:

1.
The share reserve under the 2002 Stock Option Plan, being the maximum number of shares of the Company’s common stock issuable upon the exercise of stock options under the 2002 Stock Option Plan, be and hereby is increased by 2,000,000, from 4,456,000 to 6,456,000;

2.	Section 4.1 of the 2002 Stock Option Plan be and hereby is amended to replace all references therein to the number, 4,456,000, with references to the number, 6,456,000; and

3.
Any director or officer of the Company is hereby authorized and directed to, for and in the name of and on behalf of the Company, to execute, whether under the corporate seal of the Company or otherwise, and to deliver all such documents, instruments and other writings and to perform and do all such other acts and things as, in the opinion of such director or officer may be necessary or desirable in order to implement, or otherwise give effect to, the foregoing resolution and/or the matters contemplated thereby.

EX-1

APPENDIX B

RESOLUTION

RESOLVED THAT:

1.	The 2002 Stock Option Plan be and hereby is amended as follows:

a.	Section 6.6 be amended by adding the following subsection (d):

Extension during Blackout Period. Notwithstanding the foregoing, if there is in effect during the applicable time periods set forth in Section 6.6(a) a Company-imposed trading blackout to which the Optionee is subject (including an Optionee that is an Insider) and provided that neither Section 6.6(b) nor Section 6.6(c) is applicable to the circumstances at hand, the Option shall remain exercisable until the end of the tenth business day following the end of the trading blackout.

b.	Section 12 be deleted in its entirety and replaced with the following:

Termination or Amendment of Plan.

Without the approval of the Company’s stockholders, the Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no extension of the term of an Option granted to an Insider, other than as provided for in Section 6.6(d), (d) no reduction in the exercise price of an Option granted to an Insider, other than in connection with adjustments for changes in the Company’s capital structure as permitted pursuant to Section 4.2 and (e) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall adversely affect any then outstanding Option unless expressly agreed to by the affected Participant or required by applicable law, legislation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Optionee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

2.
Any director or officer of the Company is hereby authorized and directed to, for and in the name of and on behalf of the Company, to execute, whether under the corporate seal of the Company or otherwise, and to deliver all such documents, instruments and other writings and to perform and do all such other acts and things as, in the opinion of such director or officer may be necessary or desirable in order to implement, or otherwise give effect to, the foregoing resolution and/or the matters contemplated thereby.

EX-2

OCCULOGIX, INC.
PROXY CARD
Annual Meeting of Stockholders of OccuLogix, Inc.
to be held on June 29, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OCCULOGIX, INC.

The undersigned stockholder of OccuLogix, Inc. (“OccuLogix”) hereby appoints Elias Vamvakas, the Chairman of the Board, Chief Executive Officer and Secretary, or, failing him, Thomas P. Reeves, the President and Chief Operating Officer of OccuLogix, or, instead of either of the foregoing,    , as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the annual meeting of stockholders of OccuLogix to be held on June 29, 2006 at 8:30 a.m., Eastern Daylight Savings Time, at the IVEY, ING Leadership Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario, and at all adjournments thereof, upon the following matters:

1.	TO VOTE FOR all nominees (except as marked to the contrary) ☐
        WITHHOLD authority to vote for all nominees ☐

        or, if no specification is made, vote FOR the election of the following directors for the terms stated in the accompanying proxy statement:

Elias Vamvakas	Dr. Richard Lindstrom
Thomas N. Davidson	Georges Noël
Jay T. Holmes	Dr. Gilbert S. Omenn
Dr. Adrienne L. Graves

Provided that the undersigned wishes to withhold authority to vote for the following directors:

________________________________________________________________________________________________

2.	FOR ☐ AGAINST ☐ ABSTAIN ☐

or, if no specification is made, vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors of OccuLogix for the financial year ending December 31, 2007.

3.	FOR ☐ AGAINST ☐ ABSTAIN ☐

or, if no specification is made, vote FOR the resolution appearing in Appendix A to the accompanying proxy statement in order to increase the share reserve under OccuLogix’s 2002 Stock Option Plan by 2,000,000, from 4,456,000 to 6,456,000, as more fully described in the accompanying proxy statement.

4.	FOR ☐ AGAINST ☐ ABSTAIN ☐

or, if no specification is made, vote FOR the resolution appearing in Appendix B to the accompanying proxy statement in order to effect certain additional amendments to OccuLogix’s 2002 Stock Option Plan, as more fully described in the accompanying proxy statement.

5.	In the discretion of the proxy holder, such other business as may properly come before the meeting.

The shares represented by this proxy card will be voted as directed. If no direction is indicated as to any item(s), they will be voted FOR such item(s).

EXECUTED on the ___________________ day of _____________________, 2007

____________________________________	___________________________________
Number of Shares of Common Stock	Signature of Stockholder
___________________________________
Name of Stockholder (Please print clearly)

*	Please see other side for notes on how to use this proxy card.

NOTES:

1.
A stockholder has the right to appoint a person to represent the stockholder at the annual meeting other than the management representatives designated in this proxy card. Such right may be exercised by inserting, in the space provided, the name of the other person the stockholder wishes to appoint. Such other person need not be a stockholder.

2.
To be valid, this proxy card must be signed and deposited with the Secretary of the Corporation, c/o Mellon Investor Services LLC, P.O. Box 3671, S. Hackensack, New Jersey 07606-9371, Attention: Proxy Services, in the United States, or Equity Transfer Services Inc., 200 University Avenue, Suite 400, Toronto, Ontario, M5H 4C3, in Canada, prior to the annual meeting.

3.
If you are an individual, please sign exactly as your shares are registered. If the stockholder is a corporation, this proxy card must be executed by a duly authorized officer or attorney of the stockholder, and, if the corporation has a corporate seal, its corporate seal should be affixed. If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other stockholder, the stockholder’s name must be printed in the space provided, the proxy card must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the stockholder must be attached to this proxy card.

4.
Reference is made to the accompanying proxy statement (which is also a management information circular under Canadian law) for further information regarding completion and use of this proxy card and other information pertaining to the annual meeting. Before completing this proxy card, beneficial owners should carefully review the section in the accompanying proxy statement entitled “Voting Rights and Outstanding Shares — Beneficial Owner: Shares Registered in the Name of a Broker or Bank” and should carefully follow the instructions of the securities dealer or other intermediary who sent this proxy card.

5.
If a share is held by two or more persons, any one of them present or represented by proxy at the annual meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.